UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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D.R. Horton, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On

Thursday, January 21, 2016

Dear Fellow Stockholder of D.R. Horton:

You are invited to attend the 2016 Annual Meeting of Stockholders of D.R. Horton, America’s Builder. Our 2016 Annual Meeting will be held at our corporate offices located at: D.R. Horton Tower, 301 Commerce Street, Fort Worth, Texas 76102, on Thursday, January 21, 2016, at 10:00 a.m., central time, for the following purposes:

•	To elect the five directors named in our proxy statement;

•	To seek an advisory vote on the approval of executive compensation;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

•	To conduct other business properly brought before the meeting.

Only stockholders of record at the close of business on Monday, November 30, 2015, are entitled to notice of and to vote at the 2016 Annual Meeting or any adjournment thereof.

While we would like to have each of you attend the meeting and vote your shares in person, we realize this may not be possible. However, whether or not you plan to attend the meeting, your vote is very important. For convenience of our stockholders, proxies may be given either by telephone, electronically through the Internet, or by mail.

A form of proxy on which to indicate your vote by mail and an envelope, postage prepaid, in which to return your proxy are enclosed. WE URGE YOU TO COMPLETE AND RETURN YOUR PROXY BY ONE OF THESE METHODS SO THAT YOUR SHARES WILL BE REPRESENTED. If you decide later to attend the 2016 Annual Meeting, you may revoke your proxy at that time and vote your shares in person. If you desire any additional information concerning the 2016 Annual Meeting, we would be glad to hear from you.

Very truly yours,

DONALD R. HORTON
Chairman of the Board

Fort Worth, Texas

December 10, 2015

i

ii

D.R. Horton Tower

301 Commerce Street

Fort Worth, Texas 76102

www.drhorton.com

PROXY STATEMENT

for the

2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On January 21, 2016

GENERAL

Time, Place and Purposes of Meeting

Our 2016 Annual Meeting of Stockholders will be held on Thursday, January 21, 2016, at 10:00 a.m., central time, at our corporate offices located at D.R. Horton Tower, 301 Commerce Street, Fort Worth, Texas. The purposes of the 2016 Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders to which this Proxy Statement is attached. D.R. Horton, Inc. is referred to as “D.R. Horton,” the “Company,” “we,” and “our” in this Proxy Statement.

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of D.R. Horton. D.R. Horton expects that this Proxy Statement and the accompanying form of proxy will first be released to our stockholders of record on or about December 10, 2015. The cost of this solicitation will be paid by D.R. Horton. The solicitation of proxies will be made primarily by use of the mail. In addition, directors, officers and regular employees of D.R. Horton may make solicitations without special compensation by telephone, facsimile, e-mail or personal interview. They may request banks, brokers, fiduciaries and other persons holding stock in their names, or in the names of their nominees, to forward proxies and proxy materials to their principals and obtain authorization for the execution and return of such proxies to management. D.R. Horton will reimburse such banks, brokers and fiduciaries for their reasonable out-of-pocket expenses for this service.

Revocation and Voting of Proxies

Stockholders may vote by marking, signing and dating each proxy card received and returning it in the prepaid envelope, by telephone or electronically through the Internet by following the instructions included on the enclosed proxy card or by casting votes in person at the meeting. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Stockholders who hold shares in “street name” through a broker or other nominee may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution.

Any proxy given may be revoked by a stockholder at any time before it is exercised by filing with D.R. Horton a notice in writing revoking it, by duly executing and returning a proxy bearing a later date or by voting by telephone or Internet. Proxies also may be revoked by any stockholder present at the 2016 Annual Meeting who expresses a desire to vote his or her shares in person. If you require directions to our meeting, please contact Investor Relations at (817) 390-8200. Subject to such revocation and except as otherwise stated herein or in the form of proxy, all proxies duly executed and received prior to, or at the time of, the 2016 Annual Meeting will be voted in accordance with the specifications of the proxies. If no specification is made, proxies will be voted as follows: (i) FOR each of the nominees for election of directors (see Proposal One on page 5), (ii) FOR the adoption of the advisory resolution on executive compensation (see Proposal Two on page 54), (iii) FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (see Proposal Three on page 57), and at the discretion of the proxy holders on all other matters properly brought before the 2016 Annual Meeting or any adjournment or postponement thereof.

Outstanding Shares and Voting Rights

November 30, 2015 has been set as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the 2016 Annual Meeting. There were 369,570,908 shares of D.R. Horton’s common stock, $.01 par value, issued and outstanding on the record date. On any matter submitted to a stockholder vote, each holder of common stock will be entitled to one vote, in person or by proxy, for each issued and outstanding share of common stock registered in his or her name on the books of D.R. Horton as of the record date. A list of such stockholders will be available for examination by any stockholder at the offices of D.R. Horton set forth above for at least ten days before the 2016 Annual Meeting.

Quorum Requirement

The D.R. Horton Bylaws provide that if the holders of a majority of the issued and outstanding shares of common stock entitled to vote are present in person or represented by proxy, there will be a quorum. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the 2016 Annual Meeting, whether those stockholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, which are described below under “Vote Required,”will be considered present for purposes of determining whether a quorum exists.

Vote Required

NOTICE:    Brokers and banks are not permitted to vote on certain non-routine proposals without instructions from the beneficial owner, as discussed in more detail below. Proposal One and Proposal Two are non-routine proposals. Therefore, if your shares are held through a broker, bank or other nominee, your shares will not be voted on Proposal One or Proposal Two unless you provide voting instructions to your broker or bank as described herein.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If a broker or bank holds your shares, you may have received this Proxy Statement directly from them, together with instructions as to how to direct the broker or bank to vote your shares. If you intend to have your vote counted, it is important that you return your voting instructions to your broker or bank. Under the rules of the New York Stock Exchange (“NYSE”), a broker or bank has the authority to vote on certain “routine” proposals without voting instructions from the beneficial owner. A “broker non-vote” occurs when the broker or bank is unable to vote on a “non-routine” proposal because it does not have discretionary authority and the beneficial owner has not provided voting instructions. Brokers or banks may not vote on Proposal One or Proposal Two at the 2016 Annual Meeting without voting instructions from the beneficial owner because those proposals are non-routine proposals. Brokers and banks may vote on Proposal Three at the 2016 Annual Meeting without voting instructions from the beneficial owner because this proposal is routine.

The following table reflects the vote required for each proposal and the effect of broker non-votes and abstentions on the vote, assuming a quorum is present at the meeting:

Proposal		Vote Required		NYSE Routine and Non-Routine Matters: Effect of Broker Non-Votes and Abstentions
(1)	Election of Directors	(1)	The number of shares voted “for” a director must exceed the number of shares voted “against” that director	(1)

Non-Routine:    Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect Abstentions have no effect

(2)	Advisory vote on the approval of executive compensation	(2)	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and is entitled to vote	(2)

Non-Routine:    Brokers and banks do not have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect Abstentions have the same effect as a vote against the proposal

(3)	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm	(3)	An affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and is entitled to vote	(3)

Routine:    Brokers and banks have discretionary authority to vote on this proposal in the event voting instructions are not received from street-name holder

Broker non-votes have no effect Abstentions have the same effect as a vote against the proposal

Stockholders Sharing the Same Address

The broker, bank or other nominee of any stockholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of this Proxy Statement and our Annual Report to multiple stockholders sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the stockholders.

In addition, with respect to record holders, in some cases, only one copy of this Proxy Statement and our Annual Report will be delivered to multiple stockholders sharing an address, unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will deliver free of charge a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of our proxy statements and annual reports in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: D.R. Horton, Inc., Attention: Thomas B. Montano, Vice President, Corporate and Securities Counsel, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102, telephone number: (817) 390-8200, or e-mail: tbmontano@drhorton.com.

Future Stockholder Communications through the Internet

Stockholders may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. The consent of stockholders who have previously consented to electronic delivery will remain in effect until withdrawn. To consent to electronic delivery:

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stockholders whose shares are registered in their own name, and not in “street name” through a broker or other nominee, may simply log in to www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc. and follow the step-by-step instructions; and

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stockholders whose shares are registered in “street name” through a broker or other nominee must first vote their shares using the Internet at: www.proxyvote.com, the Internet site maintained by Broadridge Financial Solutions, Inc., and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

The consent to receive stockholder communications through the Internet may be withdrawn at any time to resume receiving stockholder communications in printed form.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD JANUARY 21, 2016

The Notice, Proxy Statement and Annual Report on Form 10-K are available at

https://materials.proxyvote.com/23331A

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board of Directors currently consists of five members who were elected at the 2015 Annual Meeting and will serve until the 2016 Annual Meeting and until their successors have been elected and qualified.

The Nominating and Governance Committee recommended to the Board of Directors our five current directors as director nominees, each of whom is listed below under the heading “Nominees for Director.” After review and consideration by the Board of Directors, the Board nominated Donald R. Horton, Barbara K. Allen, Brad S. Anderson, Michael R. Buchanan and Michael W. Hewatt, as recommended by the Nominating and Governance Committee, for election as directors of D.R. Horton at the 2016 Annual Meeting.

Unless otherwise specified in the accompanying proxy, the shares voted by proxy will be voted for each of the persons named below as nominees for election as directors. Nominees who are elected as directors will be elected for one-year terms and will serve until the next annual meeting of stockholders and their successors have been elected and qualified. We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees is unable to serve or for good cause will not serve as a director at the time of the 2016 Annual Meeting, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies may vote “FOR” that substitute nominee.

The D.R. Horton Bylaws require that to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the 2016 Annual Meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Corporate Governance Principles of the Company, any director who is not elected is required to tender his or her resignation to the Chairman of the Board within a reasonable time following certification of the vote. The Nominating and Governance Committee, which is composed of only independent directors, will consider the resignation offer and make a recommendation to the Board as to whether to accept or reject the resignation offer, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the election results. Thereafter, the Board will promptly publicly disclose in a report filed with the Securities and Exchange Commission (“SEC”) its decision regarding the director’s resignation offer (including the reason(s) for rejecting the resignation offer, if applicable).

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR”

Each of the Following Director Nominees.

Nominees for Director

The following is a summary of certain information regarding the nominees for election as directors.

DONALD R. HORTON, age 65, director since 1991.    Mr. Horton has been executive Chairman of the Board of D.R. Horton since it was formed in July 1991, and he was President and CEO from July 1991 until November 1998. He has been involved in the real estate and homebuilding industries since 1972, and he was the founder, sole or principal stockholder, director and president of each of D.R. Horton’s predecessor companies since their respective organization, which date from 1978 to 1990.

Key Director Qualifications.    Mr. Horton’s 37 years of extensive experience in the homebuilding industry provides valuable leadership to the Board and to the Company. Mr. Horton brings to the Board his experience as founder of the Company, Chairman of the Board and former CEO and President of the Company and its predecessor companies. Mr. Horton is also the largest individual stockholder of the Company. As founder of the Company, Mr. Horton has a unique understanding of all phases of the homebuilding business. Mr. Horton’s leadership and strategic vision provides the Board and the Company with distinct advantages in the homebuilding industry.

BARBARA K. ALLEN, age 69, director since 2014.    Ms. Allen has significant experience researching, analyzing and making investment decisions related to housing-related companies. Ms. Allen retired from Avondale Partners in July 2006 where she was a Partner and Housing, Construction and Retailing Analyst. From February 1997 until December 2004, she was the Home Construction, Building Materials, Home Furnishing and DIY (Do It Yourself) Retailing Analyst for Natexis Bleichroeder, Inc. Ms. Allen was a Vice President, Equity Research for Donaldson, Lufkin & Jenrette from January 1993 until January 1996. She served in other roles at Oppenheimer & Company, Kidder, Peabody, Inc., and Prudential Securities prior to January 1993. Ms. Allen has been a member of the Audit, Compensation and Nominating and Governance Committees since 2014.

Key Director Qualifications.    Ms. Allen’s extensive experience working as an analyst and consultant with housing-related companies provides valuable knowledge to the Board with regard to strategic decisions, including investment, operating and financing matters.

BRAD S. ANDERSON, age 54, director since 1998.    Mr. Anderson has been an Executive Vice President of CBRE Group, Inc., formerly CB Richard Ellis, Inc., an international real estate brokerage company, since 2009, and he has held various positions in Phoenix, Arizona with its predecessor, CB Commercial Real Estate Group, Inc., since January 1987. He served as Interim Chairman of the Board of Continental Homes Holding Corp. from October 1997 through April 1998, when it merged into D.R. Horton, and he became a director of D.R. Horton at that time. Mr. Anderson has been a member of both the Audit and Compensation Committees since 1998, and he has been a member of the Nominating and Governance Committee since November 2003.

Key Director Qualifications.    Mr. Anderson’s extensive experience working with an international real estate brokerage company allows him to bring beneficial insight and perspective to the Board, as a number of factors that affect the real estate brokerage industry also affect the homebuilding industry. Mr. Anderson also brings to the Board his valuable experience of formerly serving on another public homebuilding company’s board and serving on the Company’s Board and its Committees since 1998.

MICHAEL R. BUCHANAN, age 68, director since 2003.    Mr. Buchanan has significant commercial banking experience with several banking institutions serving the real estate and homebuilding sectors. He retired from commercial banking in March 2002. From March 2002 to March 2003, Mr. Buchanan was engaged as a senior advisor to Banc of America Securities. From 1998 to March 2002, Mr. Buchanan was a Managing Director of Bank of America, an executive officer position in which he was head of its national real estate banking group. From 1990 to 1998, Mr. Buchanan was an Executive Vice President of NationsBank, which later merged with Bank of America. Mr. Buchanan is also a member of the Board of Directors, and member of the capital committee and the audit committee of Piedmont Office Realty Trust, Inc., a real estate investment trust publicly-traded on the NYSE. Mr. Buchanan was appointed to our Board’s Audit Committee in July 2003, Nominating and Governance Committee in November 2003 and Compensation Committee in January 2004.

Key Director Qualifications.    Mr. Buchanan is a highly experienced commercial banker who served the real estate and homebuilding sectors. His experience in these areas allows him to provide the Board with both a broad-based and a granular perspective on the homebuilding industry. Mr. Buchanan also brings his experience of serving on the board of a real estate investment trust, thereby providing the Board with additional perspective on the real estate industry and serving on a board of directors.

MICHAEL W. HEWATT, age 66, director since 2005.    Mr. Hewatt is a certified public accountant performing auditing and tax services as a sole practitioner. He has worked for Hewatt & Associates or its predecessor firms since 1980. From 1971 to 1979, Mr. Hewatt worked in the tax and audit areas at Coopers & Lybrand (now PricewaterhouseCoopers LLP) and was an audit manager for five years during that period. Mr. Hewatt is a member of the American Institute of Certified Public Accountants, former member of the board of directors of the Texas Society of Certified Public Accountants and former President of the Texas Society of Certified Public Accountants – Fort Worth Chapter. Mr. Hewatt has been a director of D.R. Horton since 2005 and has been a member of the Audit, Compensation and Nominating and Governance Committees since that time.

Key Director Qualifications.    Mr. Hewatt has extensive experience working as a certified public accountant for a national and local firm. This experience enables Mr. Hewatt to provide valuable perspective on accounting, auditing and tax matters to the Board and its Committees.

Other Executive Officers

DAVID V. AULD, age 59, is President and Chief Executive Officer of D.R. Horton, positions he has held since October 2014. Mr. Auld was Executive Vice President and Chief Operating Officer from November 2013 until October 2014. Mr. Auld was Region President overseeing the Company’s homebuilding operations in Florida, North and South Carolina, Georgia and Alabama from 2005 to 2013. From 1988 to 2005, Mr. Auld served as the Division President of the Company and its predecessor’s Orlando Division. Prior to 1988, Mr. Auld worked for Texas American Bank and General Dynamics. Mr. Auld graduated from Texas Tech University in 1978 with a bachelor of business administration degree in accounting.

MICHAEL J. MURRAY, age 49, is Executive Vice President and Chief Operating Officer of D.R. Horton, positions he has held since October 2014. Mr. Murray served as Senior Vice President of Business Development from 2012 until October 2014. From 2004 to 2012, Mr. Murray served as the Company’s Vice President and Controller, after joining the Company in 2002 as the Director of Internal Audit. He began his career at Price Waterhouse LLP (now PricewaterhouseCoopers) and then worked at several other companies in finance and accounting roles prior to joining the Company. Mr. Murray graduated from the University of Texas at Arlington in 1988 with a bachelor of business administration degree in accounting.

BILL W. WHEAT, age 49, is Executive Vice President and Chief Financial Officer of D.R. Horton, positions he has held since 2003. Mr. Wheat was the Company’s Senior Vice President and Controller from 2000 until 2003, after joining the Company in 1998 as an Accounting Manager. Mr. Wheat also served as a member of the Board of Directors of the Company from October 2003 to January 2011. Mr. Wheat began his career with Price Waterhouse LLP (now PricewaterhouseCoopers), and then worked at The Bombay Company in several financial and accounting roles prior to joining the Company. Mr. Wheat graduated from Baylor University in 1988 with a bachelor of business administration degree in accounting and finance.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Standards

Our Board of Directors has adopted a number of standards to comply with requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the final rules of the NYSE and SEC relating to the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and other corporate governance matters. Our Board has adopted the D.R. Horton Corporate Governance Principles, which contain a number of corporate governance initiatives designed to comply with the NYSE listing standards (the “NYSE Rules”), and the rules and regulations of the SEC (the “SEC Rules”) relating to corporate governance. The significant corporate governance initiatives adopted by the Board of Directors are discussed below. The Corporate Governance Principles can be found under the Investor Relations and Corporate Governance links on our website at www.drhorton.com.

Qualifications and Characteristics for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, stockholders or other persons. Once a potential nominee has been identified, the Nominating and Governance Committee evaluates whether the nominee has appropriate qualifications and characteristics to become a director in light of the current make-up of the Board of Directors. We do not have a formal or informal diversity policy regarding the selection or qualification of directors. We believe that appropriate director qualifications and characteristics include having directors with diverse backgrounds, education, experiences, expertise and perspectives. These qualifications and characteristics are discussed below.

Key Qualifications and Experiences.    As a leading national homebuilding company, we believe certain qualifications and experiences are important to the overall make-up of our Board. We do not require that each director possess each of the qualifications listed below, but rather we look to whether our Board as a whole possesses these qualifications.

Real Estate Experience.    We seek to have directors with expertise or key experience in the real estate industry, which includes experience in homebuilding, land development, real estate brokerage and sales, commercial development and leasing, financing and banking in the real estate industry, or experience in analyzing or consulting in these key areas. These key qualifications enable our Board to understand key operational aspects related to our business of running a national homebuilding company.

Business, Management, Accounting and Finance Experience.    We seek to have directors with expertise or key experience in business, management, accounting, finance or similar positions. We believe these key qualifications are important to the Board as it oversees risks in the Company’s key functional areas of homebuilding operations, financing and liquidity, financial reporting, internal control and regulatory compliance, and compensation.

Strategic Vision and Leadership.    We seek to have directors with expertise or key experiences in positions that require strategic vision, leadership and decision making. We believe directors acquire these key qualifications through experience as executives, managers, entrepreneurs, business owners, directors, consultants, analysts or advisors. We believe these key qualifications are important to the Board, as directors with these attributes provide sound business judgment, leadership and strategic vision to the Board and the Company.

The key qualifications possessed by our nominees are discussed under each nominee’s name and profile beginning on page 6.

Key Characteristics.    In addition to the key qualifications and experiences discussed above, we also believe each member of the Board of Directors should have the following minimum characteristics:

•	high personal and professional ethical standards, integrity and values;

•	commitment to representing the long-term interests of the stockholders;

•	practical wisdom, mature judgment and collegiality;

•	objectivity and inquisitiveness; and

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willingness to offer his or her resignation in the event of any significant change in personal circumstances that could affect the discharge of his or her responsibilities as a director, including a change in his or her principal job responsibilities.

Ordinarily, directors who serve as chief executive officers or in equivalent positions for other companies should not serve on more than one other board of a public company in addition to the D.R. Horton Board, and other directors should not serve on more than two other boards of public companies in addition to the D.R. Horton Board. Because of the value the Board places on having directors who are knowledgeable about the Company and its operations, neither the Board nor the Nominating and Governance Committee believes that an arbitrary term limit on director service is appropriate.

Retirement Age Policy

On January 25, 2007, our Board adopted a retirement policy for directors. Under the policy, directors may not stand for re-election after they have reached the age of 75. Directors serving on the Board on January 25, 2007, which include all current directors other than Barbara K. Allen, are exempt from this policy.

Majority Vote Standard and Resignation Policy

The Company’s Bylaws provide that in an uncontested election of directors, a director nominee must receive a majority of the votes cast to be elected. Any current director who is not re-elected is required to tender his or her resignation to the Chairman of the Board within a reasonable time following certification of the vote. Details regarding the majority vote standard and resignation policy are discussed under “Proposal One – Election of Directors” on page 5.

Procedures for Nominating or Recommending for Nomination Candidates for Director

Our Bylaws provide that any stockholder may make nominations for the election of directors if notice of such nominations is delivered to, or mailed and received at, the principal executive offices of D.R. Horton not later than the close of business on the 90th calendar day or earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is changed by more than 30 calendar days from the anniversary date of the preceding year’s meeting, for notice by the stockholder to be timely, it must be so delivered not earlier than the close of business on the 120th calendar day prior to such meeting and not later than the close of business on the later of the 90th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made. Such public disclosure is defined to mean a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or a document publicly filed by the Company with the SEC pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the notice must include information specified in our Bylaws, including information concerning the nominee, the stockholder and the beneficial owner, as the case may be. Because no such nominations have been made in accordance with our Bylaws, only the nominations of the Board of Directors may be voted upon at the 2016 Annual Meeting.

In addition, the Nominating and Governance Committee has adopted a policy permitting stockholders to recommend candidates for director for consideration by the committee. The Nominating and Governance Committee will consider candidates recommended by stockholders on the same basis as candidates identified through other means. Stockholders wishing to recommend candidates for election must give notice to the Nominating and Governance Committee by following the same deadlines for notice to submit a nomination outlined in our Bylaws and described above. Each notice must set forth the same information required by our Bylaws to submit a nomination. All recommended candidates shall, at a minimum, possess the characteristics for directors discussed above. The Nominating and Governance Committee may request additional information to assist in the evaluation of the candidacy of such person.

Director Independence

Our Board of Directors is composed of a majority of independent directors in accordance with the NYSE Rules. Our Board made the independence determination of its members based on the “Independence Standards” discussed below.

Our Board has adopted a set of “Independence Standards,” consistent with the NYSE Rules, to aid it in determining whether a member of the Board is independent under the NYSE Rules. In accordance with these Independence Standards, a director must not have a direct or indirect material relationship with the Company or its management, other than as a director. The Independence Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company, its management or its independent auditor.

The Independence Standards are contained in the Corporate Governance Principles set forth on our website, www.drhorton.com, under the Investor Relations and Corporate Governance links. These include the following:

•	A director who is an employee or whose immediate family member is an executive officer of D.R. Horton is not independent until three years after the end of such employment relationship.

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A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from D.R. Horton, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in compensation. Compensation received by an immediate family member for service as a non-executive employee or non-member of senior management of D.R. Horton will not be considered in determining independence under this test.

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A director is not independent if (i) the director or an immediate family member is a current partner of D.R. Horton’s external audit firm, (ii) the director is a current employee of such firm, (iii) the director’s immediate family member is a current employee of such firm and personally works on D.R. Horton’s audit, or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on D.R. Horton’s audit within that time.

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A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of D.R. Horton’s present executives serves on that company’s compensation committee is not independent until three years after the end of such service or employment relationship.

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A director who is an executive officer or an employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, D.R. Horton for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

•

If a director serves as an executive officer, director or trustee of a charitable or educational organization, and D.R. Horton’s contributions to the organization are less than $500,000, then the relationship will not be considered to be a material relationship that would impair a director’s independence.

For purposes of these Independence Standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Audit Committee Independence, Financial Literacy and Audit Committee Financial Expert

In addition to being independent based on the Independence Standards, the NYSE Rules require that each member of an audit committee satisfy additional independence and financial literacy requirements, and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied by the Board determining that at least one Audit Committee member is an “audit committee financial expert” within the meaning of the SEC Rules. Accordingly, the Corporate Governance Principles contain a set of standards that relate to audit committee independence, financial literacy and audit committee accounting and financial management expertise. Generally, the additional independence standard provides that (i) a member of the Audit Committee, or his or her immediate family members, are prohibited from receiving any direct or indirect compensation or fee from the Company, its subsidiaries or its affiliates, and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. Generally, the financial literacy standard provides that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member’s education, experience and ability to read and understand financial statements of public companies. Also, audit committee financial experts must have five additional attributes, which are (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal control over financial reporting and (v) an understanding of audit committee functions. All together, attributes (i) through (v) are referred to as the “Financial Expert Attributes.” The audit committee financial expert standards are set forth in the Corporate Governance Principles.

Compensation Committee Independence

In addition to being independent based on the Independence Standards, the NYSE Rules require that each member of a compensation committee satisfy additional independence requirements. The NYSE Rules require that the Board consider all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Company to such director; and (ii) whether such director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Board Determinations

Based on the independence, financial literacy and financial expert standards discussed above, the Board has determined that Barbara K. Allen, Brad S. Anderson, Michael R. Buchanan, and Michael W. Hewatt, are (i) independent, for purposes of serving as independent members of the Board of Directors and the Nominating and Governance Committees, (ii) independent, for purposes of serving as independent members on the Audit Committee and the Compensation Committee, and (iii) financially literate, for purposes of serving on the Audit Committee. The Board has also determined, as set forth below, that Mr. Hewatt and Mr. Buchanan each have the Financial Expert Attributes described above.

Mr. Hewatt.    Mr. Hewatt acquired the Financial Expert Attributes primarily through his 44 years of experience working as a certified public accountant for Coopers & Lybrand LLP and Hewatt & Associates, CPAs and its predecessor and successor entities, as applicable. Mr. Hewatt’s experience as an auditor provided him active experience in designing and conducting audits and reviewing financial statements, which developed his understanding of generally accepted accounting principles and financial statements as well as his abilities to assess the application of such principles in accounting for estimates, accruals and reserves and to evaluate related internal control structures. Mr. Hewatt’s active status as a certified public accountant requires him to stay current on pronouncements and advisory notices issued by accounting, auditing and tax regulatory boards and organizations. Mr. Hewatt has additional experience in providing management advisory, tax advisory and tax preparation services, which has provided him with a strong background in the Internal Revenue Code and in dealing with the Internal Revenue Service. Mr. Hewatt has prepared and issued audit and management advisory reports to the boards of directors of his clients, whereby he has gained an understanding of the functioning of boards of directors and related committees. Mr. Hewatt’s clients have included public and private companies, governmental organizations and non-profit organizations.

Mr. Buchanan.    Mr. Buchanan acquired the Financial Expert Attributes primarily through his experience as a commercial banker in the real estate and homebuilding sectors, including serving as head of Bank of America’s national real estate group. Mr. Buchanan’s responsibilities as a banker required him to analyze and evaluate financial statements in order to make credit and lending decisions. In this regard, he developed significant expertise in understanding the integrity of the financial information used to prepare financial statements and how such information should be used to analyze and evaluate a company’s financial condition and its ability to meet the company’s debt obligations. As head of the national real estate group at Bank of America, Mr. Buchanan also actively supervised others in conducting financial statement and financial condition analysis and evaluation.

As provided by the safe harbor contained in the SEC Rules, our audit committee financial experts will not be deemed “experts” for any purpose as a result of being so designated. Such designation does not impose on such persons any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such persons as members of the Audit Committee or the Board of Directors in the absence of such designation, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board of Directors.

The Board also determined that Mr. Horton, a director nominee, is not independent because he is an executive officer.

Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers

In accordance with SEC Rules, the Audit Committee and the Board have adopted the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers. The Board believes that these individuals must set an exemplary standard of conduct for D.R. Horton, particularly in the areas of accounting, internal accounting control, auditing and finance. The ethics code sets forth ethical standards the designated officers must adhere to and other aspects of accounting, auditing and financial compliance. The full text of the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers has been posted to the Company’s website under the Investor Relations and Corporate Governance links. Information relating to any amendment to or waiver of a provision of the Code of Ethical Conduct for the CEO, CFO and Senior Financial Officers will be disclosed on the website within four business days of such amendment or waiver.

Corporate Code of Business Conduct and Ethics

The Board of Directors has adopted a Corporate Code of Business Conduct and Ethics for employees and directors of D.R. Horton in accordance with the NYSE Rules. The Board adopted the Corporate Code of Business Conduct and Ethics to provide guidance to the Board and management in areas of ethical business conduct and risk and to provide guidance to employees and directors by helping them recognize and deal with ethical issues including, but not limited to, (i) conflicts of interest, (ii) corporate opportunities, (iii) confidentiality, (iv) fair dealing, (v) protection of corporate assets, (vi) compliance with rules and regulations, including insider trading of securities, and (vii) confidential reporting of unethical behavior and hotline telephone numbers. The Corporate Code of Business Conduct and Ethics can be found on our website, www.drhorton.com, under the Investor Relations and Corporate Governance links.

Complaint Procedures For Accounting, Internal Control, Auditing and Financial Matters

In accordance with SEC Rules, the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal control, auditing or financial matters (collectively, “Accounting Matters”) and (ii) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters. The Audit Committee oversees treatment of complaints and concerns in this area. The full text of the Complaint Procedures For Accounting, Internal Control, Auditing and Financial Matters has been posted to the Company’s website under the Investor Relations link.

Executive Sessions of the Board of Directors

In accordance with the NYSE Rules, the non-management members of the Board of Directors have held and will continue to hold regularly scheduled executive sessions of the non-management directors, each of whom is independent. Michael R. Buchanan, Chairman of the Nominating and Governance Committee, presides at these executive sessions. During fiscal 2015, the non-management directors met three times in executive session, without members of management present.

Communications with the Board of Directors and Stockholder Engagement

Stockholders and other interested parties can communicate with any member of our Board by sending the communication to the Chairman of the Nominating and Governance Committee, who also serves as the Presiding Director. Currently, Mr. Buchanan serves as our Presiding Director. Send communications to: Presiding Director c/o Thomas B. Montano, Vice President - Corporate Counsel and Corporate Compliance Officer, D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, Texas 76102. Our Corporate Counsel will review the communications and determine if such communications come within the purview of a Board committee or Board member(s). After such determination, these communications will be promptly forwarded to such Board member(s) or the Presiding Director as applicable. The Presiding Director reports these communications to the Board on a quarterly basis. Further information may be obtained on our website under the Investor Relations and Corporate Governance links.

Our executive management team actively engages in communications throughout the year with stockholders of all ownership levels. Generally these communications involve participating in investor presentations and question and answer sessions, meeting one-on-one and in small groups with investors and stockholders, and responding to investor and stockholder letters, emails and telephone calls. Management’s discussions with stockholders and the investment community address numerous aspects of our business and matters of importance or concern to our stockholders. When investors or stockholders ask our executive team to share an observation, question or comment with our Board, they do, so that the Board can then consider the matter as part of its governance responsibilities.

Board Leadership Structure, Board’s Role in Risk Oversight and Board and Committee Meetings

Board Leadership Structure

Our Board of Directors operates under the leadership of our executive Chairman of the Board and founder, Donald R. Horton. Mr. Horton has been executive Chairman of the Board of the Company and its predecessor companies since 1978. We do not have a policy that requires the positions of Chairman of the Board and CEO be separated, but we have had a separate Chairman of the Board and CEO since 1998. We believe the separation of these positions is appropriate at this time as it allows our executive Chairman to focus on overall strategy and vision while leading the Board and the Company in overseeing key risk and management issues facing the Board and the Company. We further believe that Mr. Horton’s extensive experience in the homebuilding industry enables him to provide valuable insight and leadership to both the Board and the Company. Mr. Horton’s role as an executive officer also benefits the Board and the Company as he works with key officers of the Company to implement the Board’s strategies and oversight functions on a daily basis.

Our Nominating and Governance Committee, which is composed of four independent directors, oversees our corporate governance, and we have taken a number of measures that collectively provide for our effective corporate governance. Our independent directors meet regularly throughout the year in executive session to encourage open communication and discussion among the independent directors without the presence of management. The Presiding Director chairs these meetings. Overall, the Board is composed of four independent directors and one management director. The Board has designated four primary committees that are responsible for various duties of the Board or its Committees, as applicable. The four committees of the Board are the Nominating and Governance Committee, Audit Committee, Compensation Committee, and Executive Committee. The Committees of the Board are discussed in more detail under the heading “Committees of the Board” on page 16.

Board’s Role in Risk Oversight

Our Board and Board Committees have overall risk oversight responsibility of the Company but do not provide day-to-day risk management of the Company, which is the responsibility of our key officers and managers. This process includes reviews of the market, real estate, financial, legal and environmental risks associated with each transaction and then if the decision is made to proceed forward, a centralized corporate review is made and then executive approval is required prior to the disbursement of funds. As a result of the manner in which the Board and Committees oversee risk, the Board’s role in risk oversight does not have an effect on the Board’s leadership structure. Risk oversight is reviewed in the risk areas of the Company listed below.

Homebuilding Operations.    Our ability to build and sell homes that meet buyer demand is determined by our ability to control, buy and develop land and lots in a cost effective manner. As a result, we use substantial financial resources to control, buy and develop land and lots. We control the amount of financial resources used in the acquisition of land and lots through a process which requires divisional, regional and corporate approval before financial resources are authorized for this purpose. Corporate approval includes review by corporate legal and accounting and approval by our Chairman, CEO or executive officers. Our chief financial officer and chief legal officer report to the Board regarding our process of reviewing, approving and funding land and lot acquisitions. We believe this process adequately manages the risk related to our land and lot acquisitions.

Financing and Liquidity.    Our financing and liquidity positions may fluctuate due to changes in the homebuilding industry and in home sales demand. Our Board oversees financing and liquidity risk by regularly monitoring our financing and liquidity position to ensure we maintain the financial resources needed to fund our homebuilding operations and other financing and operating expenses. At each quarterly meeting, management reviews with the directors the Company’s financial and liquidity position, which includes projected short and long-term financing and liquidity needs. To further manage risk in this area, the Board approves a limit each year on the amount of debt and equity that may be repurchased. Any debt or equity issuance or debt or equity repurchase above the approved limit must be separately approved by the Board. We believe these procedures provide adequate risk oversight of financing and liquidity matters affecting the Company.

Financial Reporting, Internal Control and Regulatory Compliance.

Audit Committee Risk Oversight.    The Audit Committee of the Board provides risk oversight with respect to financial reporting, internal control over financial reporting, internal audit and related regulatory compliance matters. Each quarter, our Audit Committee discusses with our independent auditor its review of our interim financial information and, after our fiscal year-end, discusses its audit of our annual consolidated financial statements, including our procedures on internal control over financial reporting. Also, during the fiscal year, our Audit Committee meets in private session (without the presence of management) with our independent auditor to discuss any matters related to the audit of our annual consolidated financial statements and review of our internal control over financial reporting.

Each quarter, our Audit Committee meets with our director of internal audit and reviews the results of the internal audits of the Company’s operating divisions and other key control areas performed during the quarter. Each year, the Audit Committee reviews and approves the internal audit plan for the forthcoming fiscal year. The internal audit plan is designed using a risk-based approach focusing on key risk areas in the Company’s homebuilding and financial services operations and other key control areas. During the fiscal year, the Audit Committee meets in private session (without the presence of management) with our internal audit director.

Throughout the fiscal year, our Audit Committee invites guest speakers to give presentations on a variety of topics related to recent or anticipated changes to accounting rules and regulations, tax laws and regulations, corporate governance and financial reform rules and regulations. By staying informed, the Audit Committee is able to oversee the Company’s compliance with regulatory issues in these areas, and to discuss with them any actions necessary to maintain or become compliant with such regulatory matters.

Compensation Risk Oversight.    The Compensation Committee provides risk oversight with respect to compensation of the Company’s employees, including the named executive officers and other key officers, with the assistance of the Board. We regularly review the Company’s compensation policies and practices and believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe we have established a short and long-term compensation program that properly incentivizes desired performance and mitigates inappropriate risk-taking. We believe the following compensation components help us achieve this balance:

Base Salary:	We set fixed base salaries in amounts that we believe are commensurate with the level of experience, responsibility and tenure of the executive. We believe that providing an appropriate base salary mitigates inappropriate risk-taking by providing a fixed and certain level of semi-monthly income.

Annual Bonus Plan:	With respect to our Chairman, CEO and COO, we provide annual incentive bonus opportunities based on various performance goals. Recent performance goals were based on pre-tax income. Our CFO is awarded an annual discretionary bonus based on his responsibilities. Final payout on these annual awards is at the discretion of the Compensation Committee. The discretion can be used to reduce payouts when the Committee believes levels achieved result in an inappropriately high level of annual pay when balanced with the total compensation package and taking into consideration the Company’s and the executive’s performance. We believe we mitigate risk related to the annual performance goals through the approval process with respect to the final payout of these awards, the quarterly review of our financial statements by our management and independent auditor, and through our internal control over financial reporting.

Long-Term Bonus Plan:	With respect to our Chairman, CEO, COO and CFO, we use a combination of performance equity in the form of performance units and time-restricted stock units to incentivize performance on key operational and financial goals important to the Company and its stockholders over a period longer than one fiscal year. We believe the long-term nature of these performance awards mitigates risk because the level of performance achieved is analyzed over several fiscal years (typically three) thereby allowing us to take into account any short-term or one-time events that may not be sustainable over a longer period.

Stock Options:	We use stock options as a component of long-term compensation to incent performance and to serve as a retention tool. We believe time-based vesting on our stock options creates a continuing incentive to grow value in the Company stock price, balancing out the risk taking incentives that might otherwise apply to performance based options. We mitigate risk related to the granting of stock options through our practice of not granting stock options in coordination with the release of material non-public information. Further, we have several levels of review when stock options are approved and granted, including approval by the Compensation Committee and review by corporate legal, human resources and accounting to ensure the terms of the stock options approved match the terms of the stock options issued.

Restricted Stock Units:	We use restricted stock units as a component of long-term compensation to incent performance and to serve as a retention tool. We believe time-based vesting on our restricted stock units creates a continuing incentive to grow value in the Company stock price, balancing out the risk taking incentives that might otherwise apply to performance based units. We mitigate risk related to the granting of restricted stock units through our practice of not granting restricted stock units in coordination with the release of material non-public information. Further, we have several levels of review when restricted stock units are approved and granted, including approval by the Compensation Committee and review by corporate legal, human resources and accounting to ensure the terms of the restricted stock units approved match the terms of the restricted stock units issued.

Performance Goals:	The Compensation Committee has selected a variety of short and long-term operating and financial performance goals to incent performance and to drive increased Company operating and financial results on these goals. The performance goals tied to the annual cash bonus and restricted stock unit bonus programs relate to consolidated pre-tax income, return on investment, gross profit, selling, general and administrative expense and total shareholder return. The Company has established appropriate controls around the determination of the components that define these goals which mitigate risk related to monitoring the actual performance of these goals.

Discretion and Clawback:	We further mitigate compensation risk by giving the Compensation Committee sole discretion to reduce the final payout on a significant amount of the total compensation awarded. The Compensation Committee maintains sole discretion on the final payout determination for (i) the Annual Bonus Plan and (ii) long-term performance bonuses issued in the form of performance restricted stock units except for the restricted stock units awarded in November 2014, with a performance period of October 1, 2014 to September 30, 2017, and November 2015, with a performance period of October 1, 2015 to September 30, 2018. The Committee does not have explicit discretion with respect to the annual salary and stock options because the salary and stock options are fixed.

Our CEO, CFO and other executive officers are subject to the clawback provisions of the Sarbanes-Oxley Act. Our executive officers that receive performance-based compensation are subject to appropriate clawback provisions to comply with enacted federal legislation regarding clawback provisions on performance-based executive compensation.

Hedging Company Securities:	Our directors and executive officers are prohibited from engaging in short sales of our securities or from engaging in transactions designed to hedge the value of our securities held by them. Our directors and executive officers do not pledge as collateral our securities held by them.

Board Meetings

During our fiscal year ended September 30, 2015 (“fiscal 2015”), our Board of Directors held eight meetings and acted once by written consent. Each current director attended all of the Board meetings and all of the committee meetings for the committees on which he or she served during fiscal 2015. Executive sessions of our non-management directors, all of whom are independent, are regularly held. The sessions are scheduled and chaired by the Chairman of the Nominating and Governance Committee, who also acts as our Presiding Director. Although we do not have a policy with respect to director attendance at our annual meeting of stockholders, the 2015 Annual Meeting was attended by each of our directors.

Committees of the Board

The Board of Directors has four committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Board of Directors has adopted governing Charters for each of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each of the Charters is posted on the Company’s website under the Investor Relations and Corporate Governance links.

Executive Committee

The Executive Committee, while the Board is not in session, possesses all of the powers and may carry out all of the duties of the Board of Directors in the management of the business of D.R. Horton which by state or federal law or the NYSE Rules may be delegated to it by the Board of Directors. During fiscal 2015, the Executive Committee was composed of Donald R. Horton.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Michael R. Buchanan, Brad S. Anderson, Michael W. Hewatt and Barbara K. Allen, with Mr. Buchanan serving as Chairman. Each committee member has been determined by the Board to be independent in accordance with the NYSE Rules. During fiscal 2015, the Nominating and Governance Committee met four times and acted once by written consent, and each current member attended, in person or by telephone conference, all of the meetings.

The Nominating and Governance Committee Charter has been posted to the Company’s website, www.drhorton.com, under the Investor Relations and Corporate Governance links. The Nominating and Governance Committee’s primary purpose is to provide assistance to the Board of Directors in fulfilling its responsibility to the stockholders by:

•

identifying individuals qualified to become directors consistent with criteria approved by the Board, and recommending to the Board for selection the qualified candidates for directorships to be filled by the Board or by the stockholders;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company; and

•	overseeing the evaluation of the Board and key management.

Compensation Committee

The members of the Compensation Committee are Brad S. Anderson, Michael R. Buchanan, Michael W. Hewatt and Barbara K. Allen, with Mr. Anderson serving as Chairman. Each Compensation Committee member has been determined to be independent under the NYSE Rules, an “outside director” under Section 162(m), and a “non-employee director” under Rule 16b-3 under the Exchange Act. During fiscal 2015, the Compensation Committee met seven times and acted twice by written consent, and each current member attended, in person or by telephone conference, all of the meetings.

The Compensation Committee Charter has been posted to the Company’s website, www.drhorton.com, under the Investor Relations and Corporate Governance links. The Charter provides that the Compensation Committee shall assist the Board of Directors in discharging its responsibility to the stockholders with respect to the Company’s compensation programs and compensation of the Company’s executive officers.

The Compensation Committee Charter also sets forth the responsibilities and duties of the committee regarding reviewing the compensation for the CEO and other executive officers, monitoring incentive and equity-based compensation plans, preparing an annual report on executive compensation and reporting to the Board of Directors.

Audit Committee

The members of the Audit Committee are Michael W. Hewatt, Brad S. Anderson, Michael R. Buchanan, and Barbara K. Allen, with Mr. Hewatt serving as Chairman. The Audit Committee met four times during fiscal 2015 and took no action by written consent, and each current member attended, in person or by telephone conference, all of the meetings.

As discussed under the heading “Corporate Governance Standards” on page 8 of this Proxy Statement, each member of the Audit Committee has been determined by the Board to be “independent” and “financially literate” in accordance with NYSE Rules, the SEC Rules, and the corporate governance and independence standards adopted by the Board. Also, Mr. Buchanan and Mr. Hewatt have both been determined by the Board to be an “audit committee financial expert” under such rules, regulations and standards as are set forth in the Company’s Corporate Governance Principles posted on our website.

The Audit Committee operates pursuant to an Audit Committee Charter, which was approved and adopted by the Board of Directors. A copy of the adopted Audit Committee Charter is posted to the Company’s website, www.drhorton.com, under the Investor Relations and Corporate Governance links. The duties and responsibilities of the Audit Committee are set forth in its Charter. The Audit Committee’s primary purposes are to:

•	assist the Board in fulfilling its oversight responsibilities relating to the:

•	integrity of the Company’s financial statements;

•	Company’s compliance with legal and regulatory requirements;

•	independent auditor’s qualifications and independence; and

•	performance of the Company’s internal audit function and independent auditor; and

•	prepare an Audit Committee report to be included in the Company’s annual proxy statement.

Further discussion regarding the Audit Committee’s processes and procedures regarding D.R. Horton’s audited consolidated financial statements for the year ended September 30, 2015, and other matters are discussed in the Audit Committee Report set forth on page 56 of this Proxy Statement.

Compensation of Directors

Our Board of Directors annually approves compensation and fees paid to our non-management directors, each of whom is listed in the “Director Compensation for Fiscal 2015” table. Traditionally, the Board has strived to set non-management director compensation at a level that pays reasonable cash and equity compensation. Over the last three fiscal years, the total annual compensation of directors has varied primarily due to the grant of long-term equity awards in certain years.

Director Fees Paid in Cash.    In fiscal 2015, each non-management director received $15,000 per Board meeting attended in person or by telephone-conference, paid quarterly and not to exceed $60,000 per year. In addition, each non-management director who served on a committee of the Board of Directors received an annual fee of $5,000 per committee, paid quarterly, and each non-management director who served as the Chairman of a committee of the Board of Directors received an annual fee of $2,500 per committee, paid quarterly.

Director Retainer Fees Paid in Restricted Stock Units.    In the past, our non-management directors have received retainer fees paid in the form of restricted stock units that vest annually in equal installments over three years. In January 2013, Mr. Anderson, Mr. Buchanan and Mr. Hewatt each received 10,000 restricted stock units and in January 2014, Ms. Allen received 6,667 restricted stock units upon joining the Board.

Restricted Stock Units.    When a new non-management director joins our Board, the Board of Directors may award restricted stock units to the new non-management director. In addition to the initial grant received upon joining the Board, we have awarded restricted stock units to our non-management directors at other times to balance the mix of non-management director compensation between cash and equity. Restricted stock units were issued to our non-management directors in March 2015 as set forth in the Director Compensation table on page 19.

Stock Options.    When a new non-management director joins our Board, he or she traditionally has been awarded stock options. These stock options have an exercise price equal to the closing price of our common stock on the date of approval and grant. Traditionally, these stock options have vested over five years and have a ten-year term. In addition to the initial grant received upon joining the Board, we have awarded stock options to non-management directors at other times, which have ranged from one-year to five-year intervals. There were no stock options granted to non-management directors during fiscal 2015.

Expenses and Health Care Plan.    Each non-management director is entitled to reimbursement for reasonable expenses relating to their service on the Board and any committee, including travel, meals and other related expenses. Each non-management director is eligible to participate in the Company’s health care plan, and Mr. Hewatt, Mr. Buchanan and Ms. Allen elected to participate in the plan in fiscal 2015.

Director Compensation for Fiscal 2015

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	All Other Compensation(5)	Total
Barbara K. Allen	$75,000	$122,529	—	—	$197,529
Brad S. Anderson	$77,500	$122,529	—	—	$200,029
Michael R. Buchanan	$77,500	$122,529	—	—	$200,029
Michael W. Hewatt	$77,500	$122,529	—	$1,339	$201,368

(1)	During fiscal 2015, the Company paid director fees only to non-management directors. No director of the Company who receives compensation from the Company for services other than as a director received any additional compensation for serving as a director of D.R. Horton.

(2)	Amounts represent non-management director fees paid in cash during fiscal 2015.

(3)	Amount represents the grant date fair value of $26.07 per unit for the 4,700 restricted stock units granted to each non-management director on March 5, 2015. The grant date fair value of the restricted stock units was determined in accordance with accounting guidance for share-based payments. The Company recognizes expense for this award over its five-year vesting period.

As of September 30, 2015, each non-management director held the following number of outstanding restricted stock units:

Name	Outstanding Restricted Stock Units
Barbara K. Allen	9,145
Brad S. Anderson	8,034
Michael R. Buchanan	8,034
Michael W. Hewatt	8,034

(4)	During fiscal 2015, the non-management directors did not receive stock option awards. As of September 30, 2015, each non-management director held the following number of outstanding vested and unvested stock options:

	Outstanding Stock Options
Name	Vested	Unvested
Barbara K. Allen	1,666	6,667
Brad S. Anderson	44,000	6,000
Michael R. Buchanan	30,000	6,000
Michael W. Hewatt	14,000	6,000

(5)	Amount is the participant’s portion of the group health plan premium paid by the Company.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Management

The following table shows the beneficial ownership of the common stock of D.R. Horton as of November 30, 2015 by (i) each director, (ii) each named executive officer, and (iii) all directors and executive officers as a group. Unless stated otherwise, the shares are owned directly and the named beneficial owners possess sole voting and investment power with respect to the shares set forth in the table. The address for each beneficial owner in the table below is c/o D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, Texas 76102.

	Amount and Nature of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(2)
Donald R. Horton†	26,008,627	(3)	7.01%
Barbara K. Allen	11,205		*
Brad S. Anderson	54,948		*
David V. Auld†	173,753		*
Michael R. Buchanan	30,000		*
Michael W. Hewatt	24,000		*
Michael J. Murray†	95,613		*
Bill W. Wheat†	212,272		*
All directors and executive officers as a group (8 persons)	26,610,418		7.17%

*	Less than 1%.

†	A named executive officer.

(1)	Beneficial ownership includes the following shares which the executive officers and directors could acquire by exercising stock options on or within 60 days after November 30, 2015: Mr. Horton: 1,200,000, Ms. Allen: 3,333, Mr. Anderson: 34,000, Mr. Auld: 135,000, Mr. Buchanan: 20,000, Mr. Hewatt: 14,000, Mr. Murray: 89,000, and Mr. Wheat: 148,000.

The beneficial ownership also includes the following restricted stock units that vest on or within 60 days after November 30, 2015: Ms. Allen: 2,222, Mr. Anderson: 3,334, Mr. Buchanan: 3,334, and Mr. Hewatt: 3,334.

For all directors and executive officers as a group, these options and restricted stock units represent an aggregate of 1,655,557 shares.

(2)	The percentages are calculated based on 369,570,908 issued and outstanding shares on November 30, 2015. For each person, separately, his or her percentage was calculated by including his or her options and restricted stock units set forth in note (1) in both the numerator and denominator, and for the group, the percentage was calculated by including the 1,655,557 options and restricted stock units set forth in note (1) in both the numerator and denominator.

(3)	These shares do not include (i) 2,334,596 shares directly owned by Donald Ryan Horton, an adult son of Mr. Horton, (ii) 2,286,507 shares directly owned by Douglas Reagan Horton, an adult son of Mr. Horton, (iii) 1,179,795 shares held by the Donald Ryan Horton Trust, (iv) 1,179,795 shares held by the Douglas Reagan Horton Trust, (v) 1,368,005 shares held by the Martha Elizabeth Horton Trust, and (vi) 1,499,984 shares held by the Donald Ray Horton Trust. Mr. Horton disclaims any beneficial interest in these shares. These trusts were established by Mr. Horton and his wife for the benefit of their descendants. Terrill J. Horton serves as the sole trustee of these trusts. Terrill J. Horton is a retired director of the Company and the brother of Donald R. Horton.

Certain Other Beneficial Owners

Based on Schedule 13G filings under the Exchange Act, available as of November 30, 2015, the only other known beneficial owners of more than 5% of D.R. Horton common stock outstanding were the following.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent(4)
The Vanguard Group(1)	24,418,568	6.61%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

BlackRock, Inc.(2)	24,047,468	6.51%
55 East 52nd Street
New York, New York 10022

Sanders Capital, LLC(3)	20,357,871	5.51%
390 Park Avenue
17th Floor
New York, New York 10022

(1)	Based solely upon information contained in the most recently filed Schedule 13G/A of The Vanguard Group, filed with the SEC on February 10, 2015, reflecting beneficial ownership as of December 31, 2014. According to this Schedule 13G/A, The Vanguard Group had sole voting power for 556,301 of these shares, no shared voting power, sole dispositive power for 23,901,425 of these shares and shared dispositive power for 517,143 of these shares.

(2)	Based solely upon information contained in the most recently filed Schedule 13G/A of BlackRock, Inc., filed with the SEC on February 9, 2015, reflecting beneficial ownership as of December 31, 2014. According to this Schedule 13G/A, BlackRock, Inc. had sole voting power for 21,281,206 of these shares, no shared voting power, sole dispositive power for 24,047,468 of these shares and no shared dispositive power.

(3)	Based solely upon information contained in the Schedule 13G of Sanders Capital, LLC filed with the SEC on January 14, 2015, reflecting beneficial ownership as of December 31, 2014. According to this Schedule 13G, Sanders Capital, LLC had sole voting power for 8,176,771 of these shares, no shared voting power, sole dispositive power for 20,357,871 of these shares and no shared dispositive power.

(4)	These percentages are calculated based on 369,570,908 issued and outstanding shares on November 30, 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Committee strives to design a fair and competitive compensation program for executive officers that will attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives that are based on performance of the Company, with an overall emphasis to maximize our long-term stockholder value. Our executive compensation program consists of several components, including base salaries, cash bonuses, performance awards, equity awards, deferred compensation plans and retirement benefits. This compensation discussion and analysis provides information regarding our compensation objectives, the relationship between the components of our compensation program and our objectives, and factors considered by the Compensation Committee in establishing compensation levels for our named executive officers. Our fiscal 2015 named executive officers are:

•	Donald R. Horton, Chairman of the Board;

•	David V. Auld, President and Chief Executive Officer;

•	Michael J. Murray, Executive Vice President and Chief Operating Officer; and

•	Bill W. Wheat, Executive Vice President and Chief Financial Officer.

Executive Summary – Key Operating and Financial Results

The homebuilding business requires long-term planning and implementation of operating strategies over several years to deliver successful operating and financial results. Accordingly, in the table below and summary that follows, we set forth key operating and financial results of the Company for fiscal years 2015, 2014 and 2013. For the 14th consecutive fiscal year, we closed more homes than any other homebuilder in the United States. Our pre-tax income increased significantly in fiscal 2015 compared to fiscal 2014 and 2013, and we believe our business is well-positioned for the future, based on our land and finished lot position, our inventory of available homes, our strong balance sheet and liquidity position and our broad geographic operating base. The fiscal 2015 compensation received by our executives reflects their contribution to the Company’s improved financial and operating results.

Key results in fiscal years 2015, 2014 and 2013:

	As of and for the Fiscal Year Ended September 30,
Key Result	2015	2014	2013
Homes Closed	36,648	28,670	24,155
Revenues	$10.8 billion	$8.0 billion	$6.3 billion
Pre-Tax Income	$1.1 billion	$814.2 million	$657.8 million
Pre-Tax Income as % of Revenues	10.4%	10.1%	10.5%
SG&A Expense as % of Revenues	11.0%	12.0%	12.2%
Stockholders’ Equity	$5.9 billion	$5.1 billion	$4.1 billion
Stockholders’ Equity per Share	$15.99	$14.03	$12.57
Common Stock Price	$29.36	$20.52	$19.43
Cash Dividends Declared per Common Share	$0.25	$0.1375	$0.1875

Our recent operating and financial performance reflects the improvement in demand for new homes in most of our markets and our efforts over several years to prepare our business for an improvement in conditions in the homebuilding industry. Over the last three fiscal years our operating performance has significantly improved.

Key operating and financial results for fiscal 2015, as compared to fiscal 2014 were as follows:

•	Homes closed increased 28% to 36,648 homes in fiscal 2015 compared to 28,670 homes in fiscal 2014;

•	Revenues increased 35% to $10.8 billion in fiscal 2015 compared to $8.0 billion in fiscal 2014;

•	Pre-tax income increased 38% to $1.1 billion in fiscal 2015 from $814.2 million in fiscal 2014;

•	Pre-tax income as a percentage of revenues improved to 10.4% in fiscal 2015 from 10.1% in fiscal 2014;

•	SG&A expense as a percentage of revenues improved to 11.0% in fiscal 2015 from 12.0% in fiscal 2014;

•	Stockholders’ equity increased 15% to $5.9 billion at September 30, 2015 compared to $5.1 billion at September 30, 2014;

•

Stockholders’ equity per share (stockholders’ equity divided by the number of common shares outstanding at the end of each fiscal year) increased 14% to $15.99 per share at September 30, 2015 from $14.03 per share at September 30, 2014; and

•	The Company’s common stock price increased by 43% to $29.36 at September 30, 2015 from $20.52 at September 30, 2014.

The improvement in our operating and financial results over the last three fiscal years reflects improved housing demand and our ability to invest capital to expand and improve the profitability of our operations, manage our inventory levels efficiently and control construction, SG&A and interest costs.

Advisory Vote and Process for Determining Compensation

2015 Advisory Vote on Executive Compensation

At our last Annual Meeting of Stockholders held on January 22, 2015, our stockholders voted in favor of a resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in our Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders. Approximately 84.95% voted in favor of the advisory vote on executive compensation. The Compensation Committee evaluated the results of the 2015 advisory vote and did not make any changes to our executive compensation program and policies as a result of the vote.

Authority and Role of Compensation Committee

Our Compensation Committee evaluates performance and approves compensation for our Chairman and our CEO and makes compensation recommendations to the Board with respect to other named executive officers. The Compensation Committee also administers our equity programs, which include awards under our 2006 Stock Incentive Plan and all other compensation plans that are intended to qualify as performance-based. Our equity and compensation plans are discussed under the heading “Incentive Bonus Plans – Approved by Stockholders” on page 38. The duties of the Compensation Committee are summarized under the heading “Compensation Committee” on page 17 and are more fully set forth in the Compensation Committee Charter, which is available on our website under the Investor Relations and Corporate Governance links.

Compensation Committee Risk Oversight

The Compensation Committee provides risk oversight with respect to compensation of the Company’s employees, including the named executive officers and other key officers, with the assistance of the Board. The Compensation Committee’s risk oversight is discussed in more detail under the heading “Board’s Role in Risk Oversight – Compensation Risk Oversight” on page 14.

Role of Chairman and Chief Executive Officer

Our Chairman and our CEO review and discuss salary and bonus compensation of our other named executive officers and our Chairman makes recommendations to the Compensation Committee regarding our executive officers, other than for himself. The Compensation Committee considers these recommendations when making its recommendation to the Board. At the request of the Compensation Committee, our Chairman also provides a recommendation concerning the annual base salary and incentive bonus program for our CEO, but not for himself.

Review of Compensation

We review the compensation of our executive officers on a regular basis. With respect to fiscal 2015 executive compensation, the Compensation Committee formally met in October, November and December of 2014, and in January, March, April, July, November and December of 2015 to review and discuss compensation matters. In addition, the Compensation Committee has discussions with management during the year regarding these matters. To assist the Compensation Committee, the Company engages the services of Equilar, a leading third-party provider of financial and executive compensation data. Utilizing the data provided by Equilar, the committee reviews the compensation of executives of publicly-traded companies, including our peer group and other public companies within a range of our market capitalization and industrial classification code. The scope of Equilar’s services during fiscal 2015 was limited to providing access to its database to the Compensation Committee and discussing database issues with the Compensation Committee. Equilar did not advise the Compensation Committee on its executive compensation programs or decisions. The Compensation Committee does not otherwise engage any other compensation consultant to advise it on executive compensation matters.

The Compensation Committee believes it is appropriate to exercise its judgment when reviewing and setting the total mix of compensation related to short and long-term awards and cash and equity awards rather than relying on a set formula or percentage allocation. The Compensation Committee believes an important part of an executive’s value is helping the Company achieve its business objectives when housing market conditions change. Accordingly, when determining the mix of compensation, the Compensation Committee considers the ability of the executive to assist the Company in achieving its business objectives as well as each executive’s experience and role at the Company.

Fiscal 2015 – Outline of Executive Compensation Actions

For fiscal 2015, the Compensation Committee took actions on matters related to executive compensation as outlined below. These executive compensation components are discussed in more detail under the referenced headings in this “Compensation Discussion and Analysis” section.

Base Salaries – The Board and Compensation Committee set and paid base salaries. See the heading “Base Salaries – Named Executive Officers” on page 26.

Short-Term Incentive Bonuses – The Compensation Committee set and paid annual short-term incentive bonuses for Mr. Horton, Mr. Auld and Mr. Murray based on semi-annual pre-tax income. For fiscal 2015, Mr. Horton was eligible to earn annual short-term incentive bonuses up to a maximum of 0.6% of pre-tax income, which resulted in payments to him of $2,704,879 for the semi-annual period ended March 31, 2015 and $4,035,673 for the semi-annual period ended September 30, 2015, for a total annual cash bonus of $6,740,552. For fiscal 2015, Mr. Auld was eligible to earn annual short-term incentive bonuses up to a maximum of 0.35% of pre-tax income, which resulted in payments to him of $1,577,846 for the semi-annual period ended March 31, 2015 and $2,354,143 for the semi-annual period ended September 30, 2015, for a total annual cash bonus of $3,931,989. For fiscal 2015, Mr. Murray was eligible to earn annual short-term incentive bonuses up to a maximum of 0.1% of pre-tax income, which resulted in payments to him of $450,813 for the semi-annual period ended March 31, 2015 and $672,612 for the semi-annual period ended September 30, 2015, for a total annual cash bonus of $1,123,425. Mr. Wheat was paid semi-annual cash discretionary bonuses for the semi-annual periods ended March 31, 2015 and September 30, 2015 in the amounts of $450,000 and $500,000 (of which $100,000 was settled in shares of common stock), respectively. See the headings “2015 Fiscal Year – Annual Incentive Bonus Opportunity” on page 27 and “2015 Fiscal Year – Annual Incentive Bonus Results and Payout” on page 28.

Long-Term 2018 Performance and Time-Based Restricted Stock Units (RSUs) – In November 2015, the Compensation Committee granted to Mr. Horton, Mr. Auld and Mr. Murray performance RSUs that may vest based on performance of four goals over the three-year performance period beginning October 1, 2015 and ending September 30, 2018. Mr. Horton was awarded a target amount of 200,000 Performance RSUs, Mr. Auld was awarded a target amount of 100,000 Performance RSUs and Mr. Murray was awarded a target amount of 30,000 Performance RSUs. Mr. Wheat was awarded 30,000 time-based RSUs that vest annually in equal installments over a three-year period. See the heading “2016 Fiscal Year – Award of 2018 Performance Restricted Stock Units – Potential Vesting at September 30, 2018 and Award of Restricted Stock Units – Time-Based Vesting” on page 38.

Long-Term Restricted Stock Units – The Board of Directors or the Compensation Committee approved and granted time-based vesting restricted stock units to our directors, executive officers and key employees in fiscal 2015. See the heading “2015 Fiscal Year – Award of Restricted Stock Units – Time-Based Vesting” on page 37.

Settlement of Long-Term 2015 Performance Restricted Stock Units (RSUs) – Based on the three-year performance period from October 1, 2012 to September 30, 2015, Mr. Horton earned 286,116 shares (143% of target) of common stock. For additional information on the 2015 Performance RSUs, see the heading “2015 Performance Restricted Stock Units – Ranking Results and Vesting at September 30, 2015” on page 30.

Executive Compensation Objectives

Our primary compensation objectives are to:

•	motivate and retain highly qualified and experienced executives;

•	award compensation that recognizes valuable short and long-term individual performance as well as the Company’s overall performance; and

•	implement a compensation plan that aligns our executives’ interests with those of our stockholders with the goal of maximizing long-term stockholder value.

As a leading national homebuilding company, we employ key executives who have delivered strong results in a competitive and challenging homebuilding market. Because of the performance over the past several years of our key executives, they may encounter other professional opportunities due to the extensive experience gained during their employment with us. As a result, we must provide competitive compensation packages to retain our executives. We believe our stockholders’ interests are well-served when we can motivate and retain our key executives so they can use their national homebuilding expertise with us rather than with one of our competitors.

Our key executives have experience in both up and down cycles in the homebuilding industry. The Compensation Committee considers this type of experience to be very valuable due to the cyclical nature of the homebuilding industry. We believe that to maintain our position as a leader in the homebuilding industry, the Company must provide executive compensation programs that continually motivate and are effective in retaining our executives.

With the goal of maximizing long-term stockholder value, we believe it is important to have a significant portion of executive compensation tied to obtaining both short and long-term goals and performance. In addition to the financial performance of the Company, we also considered certain subjective factors when reviewing an executive’s value. These factors include the number of years with the Company, significance of job function, ability to analyze and make effective decisions on significant business and financial objectives, and the ability to work as an important member of the executive management team and be a leader for our employees. By placing importance on these qualities, we are aligning individual and corporate performance with the compensation that is ultimately paid for performance. Due to the significant number of years of dedicated service our executives have with us, the Board of Directors and Compensation Committee have chosen not to pursue written employment agreements with our executives. Based on the Compensation Committee’s continual review of market trends occurring in our industry, we believe our cash and equity compensation programs are effective in allowing us to motivate and retain our executives.

Use of Compensation Peer Group Data

The Compensation Committee utilizes compensation data from our peer group of publicly-traded homebuilding companies to analyze compensation decisions in light of current market conditions and practices, and to help ensure that our compensation decisions are reasonable in comparison to our peer group and the value of our executives to the Company. However, the Compensation Committee does not attempt to position compensation at any specified level or ranking within our peer group. In fiscal 2015, the peer group compensation data was compiled by the Compensation Committee Chairman and the Company’s legal counsel using information from Equilar’s database and from the data in executive compensation discussions and tables in publicly filed proxy statements. When determining peer group averages, rankings and medians, we include our Company and each company in our peer group in the rankings and computations. Our peer group could change from year to year based on the discretion of the Compensation Committee. Our Compensation Committee considers factors such as market capitalization, competition in our markets and mergers and consolidations when determining our peer group. For fiscal 2015, our peer group, consisted of the following publicly-traded homebuilding companies, which had market capitalizations ranging from approximately $259 million to $10.8 billion at September 30, 2015. Our market capitalization on that date was $10.8 billion. We plan to use the same peer group for fiscal 2016.

Peer Group
Beazer Homes USA	M.D.C. Holdings
CalAtlantic Group*	Meritage Homes
Hovnanian Enterprises	NVR
KB Home	PulteGroup
Lennar	Toll Brothers

*	New peer company following the merger of The Ryland Group and Standard Pacific Corp. The Ryland Group was a member of the peer group prior to the merger.

Components of Compensation

Base Salaries – Named Executive Officers

Base salaries for our executive officers provide a fixed or base level of compensation. When setting base salaries for our executives, we considered the following factors:

•	level of experience, responsibility and tenure;

•	amount of assets and national scope of the Company’s operations;

•	ability to contribute to achieving operating objectives;

•	amount of fixed cash compensation to retain the executive’s services;

•	average and median base salaries of comparable executives in our peer group; and

•	recommendations of our Chairman and our CEO, other than for themselves.

Base salaries for our named executive officers for fiscal 2014, 2015, and 2016 are set forth in the following table:

	Base Salary
Name	2014	2015	2016
Donald R. Horton	$1,000,000	$1,000,000	$1,000,000
David V. Auld	$500,000	$700,000	$700,000
Michael J. Murray	—	$500,000	$500,000
Bill W. Wheat	$500,000	$500,000	$500,000

The base salary of Mr. Horton, our Chairman, was unchanged for fiscal years 2014, 2015 and 2016 and is comparable to the base salaries of similar officers in our peer group. The base salary of our Chairman reflects his significant experience in the real estate and homebuilding industry and his tenure with the Company.

For fiscal 2014, the base salary of the chief executive officer of each company in our peer group, including our company, ranged from $900,000 to $1,425,000 with an average of $1,037,964 and a median of $1,000,000, based on data contained in the most recently filed proxy statements of our peer group. Upon Mr. Auld’s promotion to the CEO position at the beginning of fiscal 2015, his base salary was increased to $700,000 and remains at $700,000 for fiscal 2016. Mr. Auld’s base salary is at the lower end of the CEO base salaries in our peer group, but we believe his fiscal 2016 salary is at a competitive level of fixed compensation to incent and retain his services as our CEO.

Upon Mr. Murray’s promotion to the COO position at the beginning of fiscal 2015, his base salary was increased to $500,000 and remains $500,000 for fiscal 2016. Mr. Murray’s base salary is at the lower end of the COO base salaries in our peer group for fiscal 2014, which ranged from $500,000 to $991,667 with an average of $691,365 and a median of $617,885. We believe, based in part on Mr. Murray’s new tenure at the COO position, his fiscal 2016 salary is at a competitive level of fixed compensation to incent and retain his services as our COO.

The base salary for Mr. Wheat, our CFO, was unchanged for fiscal years 2014, 2015 and 2016. The Compensation Committee noted that the fiscal 2014 base salary of the chief financial officer of each company in our peer group, including our company, ranged from $406,250 to $841,667 with an average of $597,080 and a median of $617,885 based on data contained in the most recently filed proxy statements of our peer group. Based on a review of that data, Mr. Wheat’s salary is comparable to the base salaries of other chief financial officers in our peer group.

When determining named executive officer base salaries, the Compensation Committee did not assign specific weight to the factors listed under the heading “Base Salaries – Named Executive Officers,” did not assign a specific ranking that base salaries should be within the peer group and did not use a percentage or ratio that the base salaries should be in relation to total compensation.

2015 Fiscal Year – Annual Incentive Bonus Opportunity

Chairman, Chief Executive Officer and Chief Operating Officer.    In furtherance of our compensation philosophy to award incentive bonuses based on performance, during fiscal 2015, Mr. Horton, Mr. Auld and Mr. Murray each had the opportunity to earn a performance bonus based on the amount of pre-tax income earned by the Company during fiscal 2015.

“Pre-tax income” means consolidated income before income taxes, as publicly reported by the Company in its consolidated financial statements prepared in accordance with generally accepted accounting principles.

For fiscal 2015, we believed that Mr. Horton should be incentivized to generate positive pre-tax income. Mr. Auld and Mr. Murray were also incentivized to help the Company generate positive pre-tax income, but at a lower percentage rate. The pre-tax income performance goal is intended to focus our executives on improving important components of pre-tax income, namely, increasing home closings revenue and controlling our cost of sales and selling, general and administrative (“SG&A”) expenses.

The maximum percentage of pre-tax income that could be earned under the annual incentive bonus opportunity was as follows:

		Maximum Bonus Potential
Name	Fiscal 2015 Performance Goal	1st Semi-Annual Period	2nd Semi-Annual Period
Donald R. Horton	Pre-Tax Income	0.6%	0.6%
David V. Auld	Pre-Tax Income	0.35%	0.35%
Michael J. Murray	Pre-Tax Income	0.1%	0.1%

The 1st semi-annual period related to the six months ended March 31, 2015 (first and second quarters of fiscal 2015) and the 2nd semi-annual period related to the six months ended September 30, 2015 (third and fourth quarters of fiscal 2015). The hurdle or threshold for achieving an annual incentive bonus was the attainment of positive pre-tax income. If no positive pre-tax income was attained, then no bonus would be paid under the annual incentive bonus opportunity.

At the beginning of fiscal 2015, the Compensation Committee made the subjective determination to select 0.6% of pre-tax income for Mr. Horton, 0.35% for Mr. Auld and 0.1% for Mr. Murray as the maximum bonus under this performance goal based on its determination that if the maximum bonus was paid, the amount would be reasonable in relation to the goal achieved and reasonable in relation to the Company’s goal of containing overall SG&A expense.

The percentage chosen for the annual incentive bonus opportunity is not based on any formulaic methodology. For fiscal 2015, the Compensation Committee believed that by using a percentage maximum of pre-tax income, we would incent our Chairman, CEO and COO to achieve positive pre-tax income and maintain competitive levels of revenues, cost of sales, SG&A and interest expense, all of which align their interests with those of our stockholders. By using pre-tax income as a performance goal in fiscal 2015, we balanced the mix of short-term performance period compensation with the long-term performance period compensation, which consisted of restricted stock units. Because the selection of 0.6%, 0.35% and 0.1% as the maximum percentage was a subjective determination, and not one based on any formulaic method or benchmark other than as described in this paragraph, the Compensation Committee maintained the right to use its discretion in adjusting downward the amount to be paid for this award. No downward discretion was actually applied with respect to the 2015 fiscal year bonus payouts.

2015 Fiscal Year – Annual Incentive Bonus Results and Payout

Chairman – Mr. Horton.    The table below sets forth the Company’s pre-tax income and the pre-tax income bonus paid for fiscal 2015 to Mr. Horton:

	Performance Goal: Semi-Annual Pre-Tax Income (“PTI”)
Semi-Annual Period	Maximum Bonus Percentage	PTI	Bonus Paid

1st Semi-Annual Period Ended March 31, 2015	0.6%	$450,813,155	$2,704,879

2nd Semi-Annual Period Ended September 30, 2015	0.6%	$672,612,229	$4,035,673

Annual Amount	0.6%	$1,123,425,384	$6,740,552

Chief Executive Officer – Mr. Auld.    The table below sets forth the Company’s pre-tax income and the pre-tax income bonus paid for fiscal 2015 to Mr. Auld:

	Performance Goal: Semi-Annual Pre-Tax Income (“PTI”)
Semi-Annual Period	Maximum Bonus Percentage	PTI	Bonus Paid

1st Semi-Annual Period Ended March 31, 2015	0.35%	$450,813,155	$1,577,846

2nd Semi-Annual Period Ended September 30, 2015	0.35%	$672,612,229	$2,354,143

Annual Amount	0.35%	$1,123,425,384	$3,931,989

Chief Operating Officer – Mr. Murray.    The table below sets forth the Company’s pre-tax income and the pre-tax income bonus paid for fiscal 2015 to Mr. Murray:

	Performance Goal: Semi-Annual Pre-Tax Income (“PTI”)
Semi-Annual Period	Maximum Bonus Percentage	PTI	Bonus Paid

1st Semi-Annual Period Ended March 31, 2015	0.1%	$450,813,155	$450,813

2nd Semi-Annual Period Ended September 30, 2015	0.1%	$672,612,229	$672,612

Annual Amount	0.1%	$1,123,425,384	$1,123,425

2015 Fiscal Year – Annual Discretionary Bonus

Other Named Executive Officer – Chief Financial Officer – Mr. Wheat.    The Board of Directors approves a discretionary bonus for Mr. Wheat semi-annually. For the first semi-annual period ended March 31, 2015, Mr. Wheat received a $450,000 bonus paid in cash, and for the second semi-annual period ended September 30, 2015, he received a $500,000 bonus, which includes $100,000 in common stock of the Company, for a total of $950,000 for fiscal 2015. Mr. Wheat’s fiscal 2015 discretionary bonus of $950,000 reflected a $350,000 increase from the bonus he received in fiscal 2014.

The increase to Mr. Wheat’s bonus was discretionary, but factors considered included the performance by the Company in fiscal 2015, including higher pre-tax income in fiscal 2015 compared to fiscal 2014, and the individual performance of Mr. Wheat in his areas of responsibility. The process of awarding a discretionary bonus to Mr. Wheat includes review and consideration by our Chairman and CEO. Our Chairman then makes a recommendation to our Compensation Committee. The Compensation Committee then considers the recommendation and makes a recommendation to the Board of Directors. The discretionary bonus was not based on specific quantitative formulas, percentages or numerical weightings, but rather was related to subjective evaluations of the Company’s level of profitability relative to the prior year, job performance, and the level of retention risk related to the Company’s ability to continue to employ Mr. Wheat as Chief Financial Officer. The amount of discretionary bonus awarded to Mr. Wheat was not benchmarked or tied to any other performance metrics or pay of similar executives at peer companies, although the Compensation Committee does review peer group information for chief financial officers.

Mr. Wheat’s responsibilities within the Company were considered when determining the amount of his discretionary bonus. As an Executive Vice President, Mr. Wheat works closely with our Chairman, CEO and COO in setting operational strategies for our homebuilding and financial services operations, communicating and implementing such strategies across the Company, analyzing and monitoring the Company’s performance and reviewing and approving investments in land and lots. These operational strategies include our homebuilding and financial services business plans and incentive compensation, land and lot investment criteria, level of homes in inventory, expense levels, capital structure and liquidity goals, among others. Mr. Wheat also provides executive management direction and oversight to the financial services operations, and he also serves as a director on the boards of the Company’s mortgage and insurance subsidiaries.

Mr. Wheat has direct responsibility for the Company’s financial reporting process, including the effectiveness and integrity of the Company’s financial, internal and disclosure controls and procedures, and compliance with all applicable financial reporting rules and regulations for public companies. Mr. Wheat is also directly responsible for providing executive management oversight to the Company’s accounting, management reporting, internal audit, finance, treasury and tax functions. Mr. Wheat is also directly involved in the Company’s investor relations process, including interactions with investors in the Company’s equity and debt securities and industry research analysts. He also assists in the executive management oversight of the Company’s information technology, human resources, public communications, marketing and corporate purchasing functions.

2016 Fiscal Year – Annual Incentive Bonus Opportunity

Chairman, Chief Executive Officer and Chief Operating Officer.    The Compensation Committee has decided to continue the short-term annual incentive bonus opportunity based on pre-tax income for Mr. Horton, Mr. Auld and Mr. Murray in fiscal 2016.

		Maximum Bonus Potential
Name	Fiscal 2016 Performance Goal	1st Semi-Annual Period	2nd Semi-Annual Period
Donald R. Horton	Pre-Tax Income	0.6%	0.6%
David V. Auld	Pre-Tax Income	0.35%	0.35%
Michael J. Murray	Pre-Tax Income	0.1%	0.1%

Mr. Wheat’s annual incentive bonus will be discretionary in nature and based on the performance of his duties described under the heading “2015 Fiscal Year – Annual Discretionary Bonus” beginning on page 29.

2015 Performance Restricted Stock Units – Ranking Results and Vesting at September 30, 2015

Chairman.    In November 2015, Mr. Horton was awarded 286,116 shares of common stock based on a target number of 200,000 performance restricted stock units (“2015 Performance RSUs”) granted in November 2012. The performance period for the 2015 Performance RSUs was the three-year period of October 1, 2012 to September 30, 2015 (the “2015 Performance Period”). The 2015 Performance RSUs vested based on the following four performance goals (“Performance Goals”):

Performance Goal	Performance Comparison	Weighting to Total Award
Relative TSR	S&P 500 Index TSR	25%
Relative ROI	Peer Group	25%
Relative SG&A	Peer Group	25%
Relative GP	Peer Group	25%

TSR:	means “total shareholder return” (stock price increases and decreases plus dividends) of the Company over the 2015 Performance Period as determined by Standard and Poor’s using the same methodology used by Standard and Poor’s in preparing the stock performance graph included each year in the Company’s Form 10-K.

ROI:	means “return on investment” which is consolidated pre-tax income or loss divided by average total assets, over the 2015 Performance Period.

SG&A:	means consolidated “selling, general and administrative expense” (including corporate general and administrative expenses) as a percentage of consolidated revenues, over the 2015 Performance Period.

GP:	means “gross profit” defined as homebuilding revenues minus homebuilding cost of sales, including inventory and land option charges, divided by homebuilding revenues, over the 2015 Performance Period.

The following table sets forth the potential performance adjustments that may be made to the 2015 Performance RSUs based on the final performance rankings of the peer group and us.

2015 Performance RSUs

Potential Performance Adjustments as a Percentage of Target

Donald R. Horton

TSR Portion of Award (weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded
Percentage Points Below Index:
10 Percentage Points		zero
9 Percentage Points	Threshold	5,000
8 Percentage Points		10,000
7 Percentage Points		15,000
6 Percentage Points		20,000
5 Percentage Points		25,000
4 Percentage Points		30,000
3 Percentage Points		35,000
2 Percentage Points		40,000
1 Percentage Point		45,000
Equal to S&P 500 Index TSR	. . . Target	50,000(1)
Percentage Points Above Index:
1 Percentage Point		55,000
2 Percentage Points		60,000
3 Percentage Points		65,000
4 Percentage Points		70,000
5 Percentage Points		75,000
6 Percentage Points		80,000
7 Percentage Points		85,000
8 Percentage Points		90,000
9 Percentage Points		95,000
10 Percentage Points	Maximum	100,000

ROI, SG&A and GP Portions of Award (each weighted 25% of target award)
Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded
11th Place		zero
10th Place	Threshold	25,000
9th Place		50,000
8th Place		75,000
7th Place		100,000
6th Place		125,000
5th Place	. . . . Target	150,000(2)
4th Place		187,500
3rd Place		225,000
2nd Place		262,500
1st Place	Maximum	300,000

(1)	Target number listed is 25% of the total target number of 200,000 and other numbers are 25% of the other possible performance adjustments from the target.

(2)	Target number listed is 75% of the total target number of 200,000 and other numbers are 75% of the other possible performance adjustments from the target.

As set forth in the rankings tables above, the target number of 2015 Performance RSUs could have been increased to a maximum of 400,000 for Mr. Horton upon maximum achievement of each of the four Performance Goals and decreased to a minimum of zero for Mr. Horton upon minimum achievement of each of the four Performance Goals. Performance and percentages that fell between the ranking results in the tables were ranked using pro-rata linear interpolation as set forth in the tables above. For the 2015 Performance RSUs, the Company’s peer group consisted of the ten publicly-traded homebuilding companies listed on page 26. Each 2015 Performance RSU represented the contingent right to receive one share of common stock if vesting was satisfied. The 2015 Performance RSUs had no rights to dividends or voting prior to vesting and payout in common stock.

Vesting of the 2015 Performance RSUs with respect to the TSR Performance Goal was determined after the 2015 Performance Period based on a comparison of the Company’s TSR to the S&P 500 Index’s TSR as computed by Standard and Poor’s using their TSR methodology. Vesting of the 2015 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals was determined after the 2015 Performance Period based on the relative ranking of the Company’s performance on each Performance Goal to each peer group company’s performance on each Performance Goal. If any portion of the 2015 Performance RSUs did not vest due to inadequate relative performance, that portion would have been forfeited.

The hurdle or threshold for earning or vesting in 2015 Performance RSUs with respect to the TSR goal was to perform better than ten percentage points below the S&P 500 Index. The hurdle or threshold for earning or vesting in the 2015 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals is to perform no worse than tenth place because in that event no bonus on that specific goal would be earned.

The following tables set forth the final peer group rankings based on TSR, ROI, SG&A and GP for the peer group and us with respect to the 2015 Performance RSUs:

2015 Performance RSUs

Final Peer Group Rankings

	Relative Total Shareholder Return
Company / Index Name	Base Period 9/30/2012	Year Ended 9/30/2015
D.R. Horton, Inc.	100	145.90*
S&P 500 Index	100	142.01

*	Final performance goal ranking attained by the Company on the TSR performance goal was 3.89 points above the S&P 500 Index at September 30, 2015, as reflected in the table above.

	ROI, SG&A and GP Rankings
Performance Goal	11th Place	10th Place	9th Place	8th Place	7th Place	6th Place		5th Place	4th Place	3rd Place	2nd Place		1st Place
Relative ROI	-5.21%	-1.33%	5.25%	13.92%	15.53%	21.42%		21.49%	23.69%	25.18%	27.83%	*	54.57%
Relative SG&A	21.01%	14.10%	13.88%	13.70%	12.95%	12.55%		12.30%	12.10%	11.83%	11.62%	*	8.85%
Relative GP	16.10%	16.13%	17.00%	17.02%	18.06%	19.78%	*	20.45%	20.89%	21.08%	21.71%		24.59%

*	Final performance goal ranking attained by the Company: 2nd place on ROI and SG&A and 6th place on GP.

2015 Performance RSUs

Final Results – Earned and Paid

Donald R. Horton

Target Number of RSUs Awarded	Final Company Performance Rankings	Number of RSUs Earned	Closing Stock Price at 9/30/2015	Value of RSUs Earned at 9/30/2015	Final Payout in Common Stock
50,000 Units	TSR = 3.89 Points Above	69,450 Units	$29.36	$2,039,052	69,450 Shares
50,000 Units	ROI = 2nd Place	87,500 Units	$29.36	$2,569,000	87,500 Shares
50,000 Units	SG&A = 2nd Place	87,500 Units	$29.36	$2,569,000	87,500 Shares
50,000 Units	GP = 6th Place	41,666 Units	$29.36	$1,223,314	41,666 Shares

200,000 Units		286,116 Units	$29.36	$8,400,366	286,116 Shares

The final payout was based on the three-year performance period ended September 30, 2015.

A normalization adjustment was made to the final peer group rankings to include the results of discontinued operations for two peer group members in calculating ROI, SG&A and GP so that all peer group members and the Company were treated consistently. In addition, the results above include The Ryland Group’s results for eleven of the twelve quarters during the performance period because of its merger with Standard Pacific Corp. These adjustments did not change the Company’s final ranking on the ROI, SG&A or GP goals.

After reviewing the above final performance goal rankings for the 2015 Performance RSUs, the Compensation Committee approved the issuance of 286,116 shares of common stock to Mr. Horton.

2015 Fiscal Year – Award of 2017 Performance Restricted Stock Units – Potential Vesting at September 30, 2017

Chairman, Chief Executive Officer and Chief Operating Officer. Under our long-term incentive program, our Chairman, CEO and COO have the opportunity to earn incentive awards based on performance over a period longer than one year. By awarding a portion of compensation over a longer time period, the interests of these executives are aligned with the interests of our stockholders.

In the first quarter of fiscal 2015, the Compensation Committee awarded performance restricted stock units (the “2017 Performance RSUs”) to Mr. Horton, Mr. Auld and Mr. Murray as follows:

Name	Target Number of 2017 Performance RSUs
Donald R. Horton	200,000
David V. Auld	60,000
Michael J. Murray	30,000

The 2017 Performance RSUs, based on four performance goals of total shareholder return, return on investment, selling, general and administrative expense, and gross profit (“TSR”, “ROI”, “SG&A”, and “GP”), will vest, if at all, after the completion of the performance period, which is the three-year period of October 1, 2014 through September 30, 2017 (the “2017 Performance Period”), and based on final performance rankings. The four performance goals, weightings and performance goal definitions for the 2017 Performance RSUs are similar to those set forth on page 30 and discussed below in the tables and discussion on pages 34, 35 and 36.

The Compensation Committee chose the TSR performance goal because TSR takes into account changes in our stock price plus dividends paid during the 2017 Performance Period compared to the S&P 500 Index’s TSR. By comparing our TSR to the S&P 500 Index’s TSR, we have a goal that incents our executives to achieve a return to our stockholders that is better than the return achieved by a broad-based index of companies. We believe the three performance goals of ROI, SG&A and GP are important internal operating metrics. ROI incents our executives to achieve operating profitability relative to our total assets which measures our efficiency at using our assets to generate pre-tax income. SG&A incents our executives to control selling, general and administrative expenses. GP incents our executives to maximize our sales prices and control sales incentives and costs of sales, which are composed of the costs of land, labor, materials and products used in building our homes.

In fiscal 2015, when determining the target number of 2017 Performance RSUs, the Compensation Committee reviewed the estimated annual compensation expense for these awards in relation to the Company’s estimated annual financial metrics, such as revenue and pre-tax income. The Compensation Committee chose to further incent these officers by potentially increasing the target up to the maximum, as set forth in the tables on pages 34, 35 and 36, in the event that maximum performance is achieved on the four Performance Goals. The Compensation Committee subjectively chose the maximum of two times the target amount to further incent performance toward the top performance in the homebuilding industry. When the 2017 Performance RSUs were granted, the target and maximum amounts were subjective determinations and not based on any formulaic method or benchmark.

The target number of the 2017 Performance RSUs may be increased or decreased based on relative performance over the three-year 2017 Performance Period as set forth in the following tables.

2017 Performance RSUs

Potential Performance Adjustments as a Percentage of Target

Donald R. Horton

TSR Portion of Award (weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded
Percentage Points Below Index:
10 Percentage Points		zero
9 Percentage Points	Threshold	5,000
8 Percentage Points		10,000
7 Percentage Points		15,000
6 Percentage Points		20,000
5 Percentage Points		25,000
4 Percentage Points		30,000
3 Percentage Points		35,000
2 Percentage Points		40,000
1 Percentage Point		45,000
Equal to S&P 500 Index TSR	. . . . Target	50,000(1)
Percentage Points Above Index:
1 Percentage Point		55,000
2 Percentage Points		60,000
3 Percentage Points		65,000
4 Percentage Points		70,000
5 Percentage Points		75,000
6 Percentage Points		80,000
7 Percentage Points		85,000
8 Percentage Points		90,000
9 Percentage Points		95,000
10 Percentage Points	Maximum	100,000

ROI, SG&A and GP Portions of Award (each weighted 25% of target award)
Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded
11th Place		zero
10th Place	Threshold	25,000
9th Place		50,000
8th Place		75,000
7th Place		100,000
6th Place		125,000
5th Place	. . . . Target	150,000(2)
4th Place		187,500
3rd Place		225,000
2nd Place		262,500
1st Place	Maximum	300,000

(1)	Target number listed is 25% of the total target number of 200,000 and other numbers are 25% of the other possible performance adjustments from the target.

(2)	Target number listed is 75% of the total target number of 200,000 and other numbers are 75% of the other possible performance adjustments from the target.

2017 Performance RSUs

Potential Performance Adjustments as a Percentage of Target

David V. Auld

TSR Portion of Award (weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded
Percentage Points Below Index:
10 Percentage Points		zero
9 Percentage Points	Threshold	1,500
8 Percentage Points		3,000
7 Percentage Points		4,500
6 Percentage Points		6,000
5 Percentage Points		7,500
4 Percentage Points		9,000
3 Percentage Points		10,500
2 Percentage Points		12,000
1 Percentage Point		13,500
Equal to S&P 500 Index TSR	. . . .Target	15,000	(1)
Percentage Points Above Index:
1 Percentage Point		16,500
2 Percentage Points		18,000
3 Percentage Points		19,500
4 Percentage Points		21,000
5 Percentage Points		22,500
6 Percentage Points		24,000
7 Percentage Points		25,500
8 Percentage Points		27,000
9 Percentage Points		28,500
10 Percentage Points	Maximum	30,000

ROI, SG&A and GP Portions of Award (each weighted 25% of target award)
Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded
11th Place		zero
10th Place	Threshold	7,500
9th Place		15,000
8th Place		22,500
7th Place		30,000
6th Place		37,500
5th Place	. . . .Target	45,000	(2)
4th Place		56,250
3rd Place		67,500
2nd Place		78,750
1st Place	Maximum	90,000

(1)	Target number listed is 25% of the total target number of 60,000 and other numbers are 25% of the other possible performance adjustments from the target.

(2)	Target number listed is 75% of the total target number of 60,000 and other numbers are 75% of the other possible performance adjustments from the target.

2017 Performance RSUs

Potential Performance Adjustments as a Percentage of Target

Michael J. Murray

TSR Portion of Award (weighted 25% of target award)
Company TSR Relative to S&P 500 Index TSR	Payout	Number of Performance RSUs Awarded
Percentage Points Below Index:
10 Percentage Points		zero
9 Percentage Points	Threshold	750
8 Percentage Points		1,500
7 Percentage Points		2,250
6 Percentage Points		3,000
5 Percentage Points		3,750
4 Percentage Points		4,500
3 Percentage Points		5,250
2 Percentage Points		6,000
1 Percentage Point		6,750
Equal to S&P 500 Index TSR	. . . .Target	7,500	(1)
Percentage Points Above Index:
1 Percentage Point		8,250
2 Percentage Points		9,000
3 Percentage Points		9,750
4 Percentage Points		10,500
5 Percentage Points		11,250
6 Percentage Points		12,000
7 Percentage Points		12,750
8 Percentage Points		13,500
9 Percentage Points		14,250
10 Percentage Points	Maximum	15,000

ROI, SG&A and GP Portions of Award (each weighted 25% of target award)
Performance Level Compared to Peer Group	Payout	Number of Performance RSUs Awarded
11th Place		zero
10th Place	Threshold	3,750
9th Place		7,500
8th Place		11,250
7th Place		15,000
6th Place		18,750
5th Place	. . . .Target	22,500	(2)
4th Place		28,125
3rd Place		33,750
2nd Place		39,375
1st Place	Maximum	45,000

(1)	Target number listed is 25% of the total target number of 30,000 and other numbers are 25% of the other possible performance adjustments from the target.

(2)	Target number listed is 75% of the total target number of 30,000 and other numbers are 75% of the other possible performance adjustments from the target.

As set forth in the rankings tables above, the target number of 2017 Performance RSUs may be increased to a maximum of 400,000 for Mr. Horton, 120,000 for Mr. Auld and 60,000 for Mr. Murray upon maximum achievement of each of the four Performance Goals and decreased to a minimum of zero for Mr. Horton, Mr. Auld and Mr. Murray upon minimum achievement of each of the four Performance Goals. Performance and percentages that fall between the maximum and the minimum will be ranked using pro-rata linear interpolation as set forth in the tables above. For the 2017 Performance RSUs, the Company’s peer group consists of the ten publicly-traded homebuilding companies listed on page 26. Each 2017 Performance RSU represents the contingent right to receive one share of common stock if vesting is satisfied. The 2017 Performance RSUs have no rights to dividends or voting.

Vesting of the 2017 Performance RSUs with respect to the TSR Performance Goal will be determined after the 2017 Performance Period based on a comparison of the Company’s TSR to the S&P 500 Index’s TSR as computed by Standard and Poor’s using their TSR methodology. Vesting of the 2017 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals will be determined after the 2017 Performance Period based on the relative ranking of the Company’s performance on each Performance Goal to each peer group company’s performance on each Performance Goal. Any portion of the Performance RSUs that do not vest due to inadequate relative performance will be forfeited.

The hurdle or threshold for earning 2017 Performance RSUs with respect to the TSR goal is to perform better than ten percentage points below the S&P 500 Index. The hurdle or threshold for earning 2017 Performance RSUs with respect to the ROI, SG&A and GP Performance Goals is to perform no worse than tenth place because in that event no bonus on that specific goal would be earned. Additional information on the grant date fair value of the 2017 Performance RSUs is set forth in the “Summary Compensation Table” on page 42 and the “Grants of Plan-Based Awards” table on page 44.

At the time of grant, the Compensation Committee made the subjective determination to set the target and maximum number of 2017 Performance RSUs based on consideration that if the target or maximum amount were paid and the Company’s stock price is at its current level, total compensation to our executive officers would remain within the range of estimated total compensation paid to similar executives in the Company’s peer group over the 2017 Performance Period. However, we cannot guarantee this result as it involves future compensation practices of our peer group. The Compensation Committee further believed in the importance of setting a maximum that is significantly higher than the target to incentivize performance. If the maximum level for the performance goals was achieved, the Company would be in a stronger competitive position than its peers and could create more value for our stockholders.

2015 Fiscal Year – Award of Restricted Stock Units – Time-Based Vesting

Chairman and Chief Executive Officer.    Mr. Horton and Mr. Auld were awarded 94,000 and 37,600 restricted stock units, respectively, on March 5, 2015 by the Compensation Committee. These restricted stock units vest in equal installments over three years on each grant date anniversary of March 5th, subject to continued employment on each such date. In determining the number of restricted stock units to award, the Compensation Committee made a subjective determination based on each of the factors listed on page 39 under the heading “2006 Stock Incentive Plan.” In addition to those factors, the Compensation Committee also reviewed the Company’s stock price, the expected compensation expense related to the grant and the number of restricted stock units and stock options outstanding for both Mr. Horton and Mr. Auld as a result of the new restricted stock units granted, without giving any formulaic effect to such factors. In addition, the Compensation Committee set the vesting term at three years based on certain factors which include the tenure and role of each executive with the Company, the age of each executive, the retention value of restricted stock units based on a three-year vesting schedule and the lack of an employment agreement between each executive and the Company. The terms of the restricted stock unit agreements provide that if the recipient reaches the age of 65 and retires from the Company, all unvested restricted stock units become vested. Additional information on the annual compensation expense and grant date fair value of these restricted stock units is set forth in the “Summary Compensation Table” on page 42 and the “Grants of Plan-Based Awards” table on page 44 of this Proxy Statement.

Other Named Executive Officers – Chief Operating Officer and Chief Financial Officer.    Mr. Murray and Mr. Wheat were each awarded 32,900 restricted stock units on March 5, 2015 by the Compensation Committee for the same reasons discussed above. These restricted stock units vest in equal installments over five years from the grant date anniversary of March 5th, subject to continued employment on each such date. In determining the number of restricted stock units to award, the Compensation Committee made a subjective determination based on the factors listed on page 39 under the heading “2006 Stock Incentive Plan.” In addition to those factors, the Compensation Committee also reviewed the Company’s stock price, the expected compensation expense related to the grant and the number of restricted stock units and stock options outstanding for both Mr. Murray and Mr. Wheat as a result of the new restricted stock units granted, without giving any formulaic effect to such factors. In addition, the Compensation Committee set the vesting term at five years based on certain factors which include the tenure and role of each executive with the Company, the retention value of restricted stock units based on a five-year vesting schedule and the lack of an employment agreement between each executive and the Company. Additional information on the annual compensation expense and grant date fair value of these restricted stock units is set forth in the “Summary Compensation Table” on page 42 and the “Grants of Plan-Based Awards” table on page 44 of this Proxy Statement.

2016 Fiscal Year – Award of 2018 Performance Restricted Stock Units – Potential Vesting at September 30, 2018 and Award of Restricted Stock Units – Time-Based Vesting

Chairman, Chief Executive Officer and Chief Operating Officer.    In November 2015, our fiscal 2016, the Compensation Committee approved and awarded the 2018 Performance Restricted Stock Units (“2018 Performance RSUs”) to Mr. Horton, Mr. Auld and Mr. Murray as follows:

Name	Target Number of 2018 Performance RSUs
Donald R. Horton	200,000
David V. Auld	100,000
Michael J. Murray	30,000

The 2018 Performance RSUs will vest, if at all, after the completion of the three-year performance period, which is the period of October 1, 2015 through September 30, 2018, and based on final performance rankings and operate in a similar manner to the 2017 Performance RSUs awarded in fiscal 2015, as discussed in the section “2015 Fiscal Year – Award of 2017 Performance Restricted Stock Units – Potential Vesting at September 30, 2017” on page 33.

Chief Financial Officer.    During the first quarter of fiscal 2016, the Compensation Committee approved and awarded the 2018 Restricted Stock Units (“2018 Time-Vesting RSUs”) to Mr. Wheat as follows:

Name	Number of 2018 Time-Vesting RSUs
Bill W. Wheat	30,000

The 2018 Time-Vesting RSUs relate to a three-year period beginning on November 4, 2015 and ending on November 4, 2018. Ten thousand of the Time-Vesting RSUs will vest at November 4, 2016, November 4, 2017 and November 4, 2018.

Incentive Bonus Plans – Approved by Stockholders

We believe that performance-based bonuses should continue to represent a significant portion of the compensation of our Chairman, CEO and COO. We seek to structure our performance-based awards in a manner that may permit such awards to be tax deductible under Section 162(m) to the extent reasonably feasible and to the extent that such structure is in line with our operational and financial objectives. The Compensation Committee believes that a balanced executive compensation program is best served by providing compensation plans that allow for a mix and balance of short and long-term compensation components, including (i) a short-term or annual bonus performance plan, (ii) a long-term (more than one year) bonus performance plan, and (iii) a short-term and long-term equity plan. In furtherance of this objective, the Compensation Committee and our stockholders have previously approved the following incentive plans:

•	D.R. Horton 2000 Incentive Bonus Plan – our primary short-term or annual bonus plan.

•	D.R. Horton 2006 Stock Incentive Plan – our primary short and long-term equity plan.

The amended and restated 2000 Incentive Bonus Plan and the amended and restated 2006 Stock Incentive Plan were approved by our stockholders most recently on January 24, 2013 and January 22, 2015, respectively. The Compensation Committee will continue to evaluate the most effective way to use these two plans.

2000 Incentive Bonus Plan.    The amended and restated 2000 Incentive Bonus Plan is the primary plan under which our Chairman, CEO and COO are awarded short-term annual incentive cash bonuses. We generally intend for awards issued to covered employees under the 2000 Incentive Bonus Plan to qualify for the performance-based compensation deduction allowed by Section 162(m). However, there can be no assurance that these awards will satisfy the requirements for deductibility under Section 162(m), and the Company and the Compensation Committee reserves the right to pay bonuses outside of this plan.

2006 Stock Incentive Plan.    We use our amended and restated 2006 Stock Incentive Plan to issue restricted stock units, stock options and other equity based awards. Stock options provide an important link between the performance of our employees and creation of stockholder value primarily because the stock options only have value if the stock price increases from the date of grant. Since 2000, the Compensation Committee has generally awarded stock options to its executive officers in twelve to thirty month intervals. Consistent with this practice, the executive officers were last granted stock options on March 6, 2014 and were granted stock options prior to that in March 2013. In March 2015, directors, executive officers and key employees were granted restricted stock units instead of stock options. The Compensation Committee, in deciding to issue restricted stock units, considered the mix of equity awards (stock options and restricted stock units) to employees. Also, restricted stock unit grants result in less dilution because fewer shares are issued. The Compensation Committee will continue to evaluate when to make equity awards to its directors, executives and key employees based on the total mix of compensation for the executives and other factors. Generally, when the Compensation Committee decides to grant equity awards to executive officers, in determining the number of equity awards to grant and the other material terms of the equity grants, the Compensation Committee makes a subjective evaluation of:

•	the overall performance of the Company in comparison to its peer group;

•	an analysis of recent compensation of senior executive officers in the Company’s peer group;

•	recommendations of the Chairman, other than for himself;

•	contributions the executive officer made and is anticipated to make to the Company’s success;

•	level of experience and responsibility of the executive officer; and

•	number of equity awards previously granted to executive officers and other employees.

There is no relationship between the timing of the granting of equity-based awards and our release of material non-public information.

We will continue to evaluate the type and mix of equity awards to be awarded to our executives and other employees in the future. Restricted stock, restricted stock units, stock options and stock appreciation rights are among the types of equity awards to be considered in the future and may be awarded under our 2006 Stock Incentive Plan. When considering whether to issue restricted stock (including restricted stock units) or stock options (including stock appreciation rights), the Compensation Committee will review the following factors (in addition to the previously listed factors):

•	difference in compensation expense of issuing restricted stock units versus that of issuing stock options;

•	retention value achieved by issuing restricted stock units versus that of issuing stock options; and

•	value to employee of receiving restricted stock units versus stock options.

The Compensation Committee believes that restricted stock, restricted stock units and stock options should be available alternatives when considering equity awards. Restricted stock units provide strong retentive value by providing an award that upon vesting has immediate value at the current stock price, and results in fewer shares outstanding compared to the exercise of stock options. Stock options also have unique and valuable features to our company and our employees because of the potential for strong returns if the stock price increases and the ability of the recipient to defer paying the exercise price and related taxes until the stock options are exercised. The Compensation Committee has not made definitive decisions regarding the awarding of equity awards in fiscal 2016, other than those discussed on page 38, but it will continue to evaluate making such equity awards during the current fiscal year.

Compliance with Internal Revenue Code Section 162(m)

When reviewing and setting compensation awards to our executives, we consider the tax deductibility of their compensation under Section 162(m). Section 162(m) generally does not allow a tax deduction to publicly-held companies for compensation over $1 million paid in any fiscal year to the company’s named executive officers (other than the chief financial officer). However, Section 162(m) exempts qualified performance-based compensation from this $1 million limit if certain requirements are met. We generally intend for awards to our executive officers under the amended and restated 2000 Incentive Bonus Plan and the amended and restated 2006 Stock Incentive Plan to qualify for the performance-based compensation exemption under Section 162(m). However, there can be no assurance that these awards will satisfy the requirements for deductibility under Section 162(m). Further, we exercise judgment and may award compensation that does not qualify for tax deductibility under Section 162(m) to meet corporate objectives or to adapt to changing circumstances.

Retirement Benefits

Our executive officers do not participate in any qualified pension plans or defined benefit plans, but they do participate in the retirement plans below. We believe that it is important to offer these retirement plans to our executive officers as part of a competitive long-term compensation program that encourages saving for retirement and that promotes long-term retention.

Profit Sharing Plus Plan (“401(k) plan”).    Our executive officers participate in our Company-wide 401(k) plan. Under this plan, executive officers, like all other eligible employees, may contribute from 1% to 75% of their earnings, on a pre-tax basis, into the 401(k) plan. For 2015, the maximum that could be contributed was $18,000 ($24,000 for participants 50 years or older). The Company makes a matching contribution to the participant’s account in an amount of $0.50 for each $1.00 contributed by the participant up to 6% of his or her salary. The matching contributions made by the Company on behalf of the executive officers are included in the “All Other Compensation” column in the “Summary Compensation Table” on page 42.

Deferred Compensation Plan.    The Company established the Deferred Compensation Plan effective as of June 15, 2002 and amended and restated it on December 10, 2008 (the “Deferred Compensation Plan”). The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended. The Deferred Compensation Plan, as amended and restated, was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2.    The Supplemental Executive Retirement Plan 2 (“SERP 2”), as amended and restated December 10, 2008, a nonqualified plan, was originally adopted by the Company in 1994 to permit eligible participants, which include our executive officers, region presidents, division presidents and other key employees, to accrue supplemental Company-funded benefits payable upon retirement, separation of service, death or disability. The SERP 2 provides that if the executive is employed by the Company on the last day of the fiscal year, the Company will establish a liability to such executive equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Amounts payable under the SERP 2 are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor.

In fiscal 2015, in connection with our risk oversight related to the retention and compensation of our named executive officers, the Compensation Committee determined that an appropriate compensation package should include a reasonable amount of fixed compensation, such as salary and retirement compensation. The Compensation Committee believes that a fixed component of compensation helps mitigate inappropriate risk taking because the executive can count on a certain level of fixed compensation. In this regard, in fiscal 2015, the Compensation Committee reviewed the amounts listed in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “Summary Compensation Table” on page 42. For the Company, these amounts represent the above-market portion of earnings on outstanding SERP 2 balances for the named executive officers. As part of this analysis, we reviewed the data of each company in our peer group related to the dollar amounts disclosed in the same column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Tables for each of the CEOs or principal executive officers in our peer group from their most recently filed proxy statements for their fiscal 2014. The dollar amounts listed under this heading ranged from zero to approximately $830,924. For fiscal 2015, the amount for our Chairman was $169,627 and the amount for our CEO was $73,317. We believe the amounts accrued for above-market earnings on SERP 2 balances are reasonable when compared to our peer group and reasonable when considered in relation to the total compensation packages offered to our named executive officers. Also, we considered other factors such as the Company does not provide our named executive officers with employment agreements or severance agreements or other forms of guaranteed retirement benefits, other than the 401(k) matching contribution discussed above. As a result, our SERP 2 program continues to serve as a useful and reasonable fixed compensation component of our overall compensation package.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Annual Report on Form 10-K of D.R. Horton, Inc. for the fiscal year ended September 30, 2015 filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE:

Brad S. Anderson, Committee Chairman

Barbara K. Allen

Michael R. Buchanan

Michael W. Hewatt

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Compensation Committee Report by reference therein.

Executive Compensation Tables

The following tables show, with respect to our Chairman, our Chief Executive Officer, our Chief Operating Officer and our Chief Financial Officer, the compensation awarded, earned or paid for all services rendered in all capacities to D.R. Horton during our fiscal years ended September 30, 2015, 2014 and 2013. Mr. Auld was not a named executive officer in fiscal 2013 and Mr. Murray was not a named executive officer in fiscal years 2014 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compen- sation(4)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings(5)	All Other Compen- sation(6)	Total
Donald R. Horton	2015	$1,000,000	—	$7,204,660	—	$6,740,552	$169,627	$110,207	$15,225,046
Chairman of the Board	2014	$1,000,000	—	$3,928,000	$1,681,500	$4,885,110	$132,323	$110,048	$11,736,981
	2013	$1,000,000	—	$4,430,000	$1,638,000	$4,912,645	$138,565	$109,898	$12,229,108

David V. Auld	2015	$700,000	—	$2,409,464	—	$3,931,989	$73,317	$77,950	$7,192,720
President and Chief Executive Officer	2014	$500,000	—	—	$672,600	$2,035,463	$56,810	$57,800	$3,322,673
	2013	—	—	—	—	—	—	—	—

Michael J. Murray	2015	$500,000	—	$1,566,303	—	$1,123,425	$22,059	$57,950	$3,269,737
Executive Vice President and Chief Operating Officer	2014	—	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—	—

Bill W. Wheat	2015	$500,000	$950,000	$1,514,103	—	—	$39,522	$57,950	$3,061,575
Executive Vice President and Chief Financial Officer	2014	$500,000	$600,000	—	$672,600	—	$29,321	$57,800	$1,859,721
	2013	$500,000	$500,000	—	$655,200	—	$28,794	$57,650	$1,741,644

(1)	The dollar amounts listed represent discretionary cash bonuses paid to the named executive officer. More information on fiscal 2015 discretionary bonuses is set forth under the caption “2015 Fiscal Year – Annual Discretionary Bonus” beginning on page 29.

For Mr. Wheat, $100,000 of each amount listed was paid in common stock. That amount represents 3,355 shares of common stock valued at $29.80 per share paid in fiscal 2015, 4,359 shares of common stock valued at $22.94 per share paid in fiscal 2014 and 5,390 shares of common stock valued at $18.55 per share paid in fiscal 2013. More information on fiscal 2015 discretionary bonuses is set forth under the caption “2015 Fiscal Year – Annual Discretionary Bonus” beginning on page 29.

(2)	For fiscal 2015, the dollar amount for Mr. Horton, Mr. Auld and Mr. Murray represents the grant date fair value, determined in accordance with accounting guidance for share-based payments, of the fiscal 2015 awards of time-vesting RSUs and the grant date fair value of the target number of 2017 Performance RSUs. If the maximum number of 2017 Performance RSUs that potentially could be earned were used rather than the target number, the total grant date fair value of the award would be $9,448,000 for Mr. Horton, $2,834,400 for Mr. Auld and $1,417,200 for Mr. Murray. The dollar amount for Mr. Wheat represents the grant date fair value of the fiscal 2015 awards of time-vesting RSUs. Additional information on the time-vesting and performance RSUs and the grant date fair value is set forth in footnote 2 to the “Grants of Plan-Based Awards” table on page 44.

For fiscal 2014, the dollar amount for Mr. Horton represents the grant date fair value, determined in accordance with accounting guidance for share-based payments, of the target amount of 2016 Performance RSUs. If the maximum number of 2016 Performance RSUs that potentially could be earned were used rather than the target number, the total grant date fair value of the award would be $7,856,000 for Mr. Horton.

For fiscal 2013, the dollar amount represents the grant date fair value, determined in accordance with accounting guidance for share-based payments, of 2015 Performance RSUs. If the maximum number of 2015 Performance RSUs that potentially could be earned were used rather than the target number, the total grant date fair value of the award would be $8,860,000 for Mr. Horton.

(3)	For fiscal 2014 and 2013, the dollar amount represents the grant date fair value of the number of stock options granted in the fiscal year. The grant date fair value of the options was determined using a Black-Scholes option pricing model in accordance with accounting guidance for share-based payments. Assumptions used in the calculation of these amounts are included in Note J to our audited financial statements included in our Form 10-K for the year ended September 30, 2015. The Company recognizes expenses for these awards over their vesting period. Stock options were not granted in fiscal 2015.

(4)	For fiscal 2015, Mr. Horton was paid $6,740,552, Mr. Auld was paid $3,931,989 and Mr. Murray was paid $1,123,425 based on the consolidated pre-tax income earned by the Company in fiscal 2015. Additional information on the fiscal 2015 pre-tax income bonus is discussed under the heading “2015 Fiscal Year – Annual Incentive Bonus Results and Payout” on page 28. For fiscal 2014, Mr. Horton was paid $4,885,110 and Mr. Auld was paid $2,035,463 based on the consolidated pre-tax income earned by the Company in fiscal 2014. For fiscal 2013, Mr. Horton was paid $4,912,645 based on consolidated pre-tax income earned by the Company in fiscal 2013.

(5)	Amounts represent the above-market portion of earnings on each executive officer’s outstanding balance under the SERP 2. This amount is further discussed under the heading “SERP 2” on page 40.

(6)	For fiscal 2015, the amounts under “All Other Compensation” include the following components:

(a)	Credits made by the Company of $100,000, $70,000, $50,000 and $50,000 to the respective accounts of Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat under the SERP 2 plan.

(b)	Matching contributions of $7,950 to the respective accounts of Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat under the D.R. Horton 401(k) plan.

(c)	The participant’s portion of group health plan premiums of $2,257 paid by the Company for the benefit of Mr. Horton.

Grants of Plan-Based Awards

								All Other Stock Awards: Number of Securities Underlying Stock Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
		Threshold	Target	Maximum	Threshold	Target	Maximum	(#)(3)	($)(2)
Donald R. Horton	11/5/2014	—	$6,740,552	—	—	—	—	—	—
	11/5/2014	—	—	—	30,000	200,000	400,000	—	$4,724,000
	3/5/2015	—	—	—	—	—	—	94,000	$2,480,660
David V. Auld	11/5/2014	—	$3,931,989	—	—	—	—	—	—
	11/5/2014	—	—	—	9,000	60,000	120,000	—	$1,417,200
	3/5/2015	—	—	—	—	—	—	37,600	$992,264
Michael J. Murray	11/5/2014	—	$1,123,425	—	—	—	—	—	—
	11/5/2014	—	—	—	4,500	30,000	60,000	—	$708,600
	3/5/2015	—	—	—	—	—	—	32,900	$857,703
Bill W. Wheat	11/5/2014	—	—	—	—	—	—	30,000	$656,400
	3/5/2015	—	—	—	—	—	—	32,900	$857,703

(1)	Represents the performance bonus paid based on consolidated pre-tax income earned by the Company in fiscal 2015. Additional information related to the pre-tax income bonus award is discussed under the heading “2015 Fiscal Year – Annual Incentive Bonus Results and Payout” on page 28.

(2)	Mr. Horton, Mr. Auld and Mr. Murray were awarded a target amount of 200,000, 60,000 and 30,000 2017 Performance RSUs, respectively. The threshold, target and maximum amounts reflect the number of 2017 Performance RSUs each executive could earn based on the level of performance attained for the three-year performance period and based on relative performance on four performance goals ranked against our peer group and the S&P 500 index.

The grant date fair value of the 2017 Performance RSUs is $23.62 per unit and was determined in accordance with accounting guidance for share-based payments. These 2017 Performance RSUs are discussed under the heading “2015 Fiscal Year – Award of 2017 Performance Restricted Stock Units – Potential Vesting at September 30, 2017” on page 33 and the related grant date fair value of $4,724,000 for Mr. Horton, $1,417,200 for Mr. Auld and $708,600 for Mr. Murray is reflected in the “Stock Awards” column in the “Summary Compensation Table” on page 42.

(3)	On November 5, 2014, Mr. Wheat was awarded 30,000 time-vesting RSUs under the 2006 Stock Incentive Plan, as amended and restated. The RSUs vest in three equal annual installments on each successive anniversary date beginning November 5, 2015.

The grant date fair value of the November 5, 2014 RSUs of $21.88 per unit was determined in accordance with accounting guidance for share-based payments. The related grant date fair value of $656,400 for Mr. Wheat is reflected in the “Stock Awards” column in the “Summary Compensation Table” on page 42.

On March 5, 2015, Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat were awarded 94,000, 37,600, 32,900 and 32,900 time-vesting RSUs, respectively, under the 2006 Stock Incentive Plan, as amended and restated. The RSUs for Mr. Horton and Mr. Auld vest in three equal annual installments on each successive date beginning March 5, 2016. The RSUs for Mr. Murray and Mr. Wheat vest annually in five equal installments on each successive date beginning March 5, 2016.

The grant date fair value of the March 5, 2015 RSUs vesting in 3 years is $26.39 per unit and for the RSUs vesting in 5 years is $26.07 per unit. The grant date fair values were determined in accordance with accounting guidance for share-based payments. The related grant date fair value of $2,480,660 for Mr. Horton, $992,264 for Mr. Auld, $857,703 for Mr. Murray and $857,703 for Mr. Wheat is reflected in the “Stock Awards” column in the “Summary Compensation Table” on page 42.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at September 30, 2015.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Donald R. Horton(1)	3/6/2014	50,000	100,000	$23.86	3/6/2024	—		—
	3/5/2013	100,000	50,000	$23.80	3/5/2023	—		—
	9/2/2011	300,000	—	$9.97	9/2/2021	—		—
	2/9/2009	300,000	—	$9.03	2/9/2019	—		—
	2/11/2008	300,000	—	$14.50	2/11/2018	—		—
	5/2/2006	150,000	—	$29.44	5/2/2016	—		—
	3/5/2015	—	—	—	—	94,000	(3)	$2,759,840	(3)
	11/5/2014	—	—	—	—	200,000	(4)	$5,872,000	(5)
	11/7/2013	—	—	—	—	200,000	(6)	$5,872,000	(7)

David V. Auld(2)	3/6/2014	12,000	48,000	$23.86	3/6/2024	—		—
	3/5/2013	24,000	36,000	$23.80	3/5/2023	—		—
	9/2/2011	48,000	24,000	$9.97	9/2/2021	—		—
	2/9/2009	12,000	48,000	$9.03	2/9/2019	—		—
	2/11/2008	12,000	36,000	$14.50	2/11/2018	—		—
	5/2/2006	27,000	3,000	$29.44	5/2/2016	—		—
	3/5/2015	—	—	—	—	37,600	(3)	$1,103,936	(3)
	11/5/2014	—	—	—	—	60,000	(4)	$1,761,600	(5)

Michael J. Murray(2)	3/6/2014	12,000	48,000	$23.86	3/6/2024	—		—
	3/5/2013	24,000	36,000	$23.80	3/5/2023	—		—
	9/2/2011	53,000	16,000	$9.97	9/2/2021	—		—
	2/9/2009	—	32,000	$9.03	2/9/2019	—		—
	2/11/2008	—	24,000	$14.50	2/11/2018	—		—
	5/2/2006	—	3,000	$29.44	5/2/2016	—		—
	3/5/2015	—	—	—	—	32,900	(3)	$965,944	(3)
	11/5/2014	—	—	—	—	30,000	(4)	$880,800	(5)

Bill W. Wheat(2)	3/6/2014	12,000	48,000	$23.86	3/6/2024	—		—
	3/5/2013	24,000	36,000	$23.80	3/5/2023	—		—
	9/2/2011	64,000	24,000	$9.97	9/2/2021	—		—
	2/9/2009	12,000	48,000	$9.03	2/9/2019	—		—
	2/11/2008	—	36,000	$14.50	2/11/2018	—		—
	5/2/2006	36,000	4,000	$29.44	5/2/2016	—		—
	3/5/2015	—	—	—	—	32,900	(3)	$965,944	(3)
	11/5/2014	—	—	—	—	30,000	(3)	$880,800	(3)

(1)	All stock option awards granted to Mr. Horton prior to September 2011 vest annually in five equal installments. Stock option awards granted in September 2011 and thereafter vest annually in three equal installments. All stock options have a ten-year term.

(2)	All stock option awards granted to Mr. Auld, Mr. Murray and Mr. Wheat prior to September 2011 vest in ten equal annual installments on each successive anniversary of the grant date commencing on the first anniversary date for nine years with the final installment vesting on the date that is 9.75 years following the grant date. Stock option awards granted in September 2011 and thereafter vest annually in five equal installments. All stock options have a ten-year term.

(3)	Represents the time-vesting RSUs granted to Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat. The value of the time-vesting RSUs is based on the closing price of our common stock on September 30, 2015 of $29.36.

(4)	Represents the target number of 2017 Performance RSUs awarded. The maximum number of 2017 Performance RSUs that can be earned is 400,000 for Mr. Horton, 120,000 for Mr. Auld and 60,000 for Mr. Murray upon maximum achievement of the performance goals. These 2017 Performance RSUs are described under “2015 Fiscal Year – Award of 2017 Performance Restricted Stock Units – Potential Vesting at September 30, 2017” on page 33.

(5)	The value of the 2017 Performance RSUs is based on the closing price of our common stock on September 30, 2015 of $29.36. The maximum market value of these 2017 Performance RSUs based on the stock price at September 30, 2015 is $11,744,000 for Mr. Horton, $3,523,200 for Mr. Auld and $1,761,600 for Mr. Murray if maximum performance is achieved. These 2017 Performance RSUs are described under “2015 Fiscal Year – Award of 2017 Performance Restricted Stock Units—Potential Vesting at September 30, 2017” on page 33.

(6)	Represents the target number of 2016 Performance RSUs awarded. The maximum number of 2016 Performance RSUs that can be earned is 400,000 upon maximum achievement of the performance goals.

(7)	The value of the 2016 Performance RSUs is based on the closing price of our common stock on September 30, 2015 of $29.36. The maximum market value of these 2016 Performance RSUs based on the stock price at September 30, 2015 is $11,744,000 if maximum performance is achieved.

Option Exercises and Stock Vested

The following table shows information about option exercises and stock vested during our fiscal year ended September 30, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Donald R. Horton	—	—	286,116	$8,400,366
David V. Auld	—	—	—	—
Michael J. Murray	83,000	$1,011,538	—	—
Bill W. Wheat	44,000	$718,624	—	—

(1)	Amounts represent the difference in the aggregate market value and the aggregate exercise price of the shares at the time of exercise.

(2)	Amounts represent the final number of 2015 Performance RSUs vested on September 30, 2015. The 2015 Performance RSUs were granted in November 2012.

(3)	Amounts represent the number of 2015 Performance RSUs vested multiplied by the closing stock price on September 30, 2015 of $29.36 per share.

Nonqualified Deferred Compensation Plans

D.R. Horton has established the following nonqualified deferred compensation plans:

Deferred Compensation Plan.    The Deferred Compensation Plan permits participants, including D.R. Horton’s executive officers and directors, to voluntarily defer receipt of up to 100% of bonus or director fee compensation from D.R. Horton and up to 90% of base salary from D.R. Horton. The participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. The Company does not provide a guaranteed rate of return on these deferred amounts. The rate of return realized depends on the participant’s fund selections and market performance of these funds. Upon his or her annual election, a participant’s Deferred Compensation Plan benefit will be paid, or commence to be paid, upon separation from service or on a fixed date. Specified employees, as defined in Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control). Payment may also be made upon death, disability or an unforeseeable emergency. Payments are made in a lump sum unless installments are elected. Amounts payable under the plan are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. However, upon a change in control (as defined in the Deferred Compensation Plan), all plan benefits will be fully funded through an irrevocable grantor trust (also known as a “Rabbi trust”). The participants, at their election, may choose to have the deferred amounts paid out through scheduled in-service distributions (in a lump sum or annual installments of between two and five years) or following the later of termination of employment, director service or attaining the age of 62. The Deferred Compensation Plan was adopted and approved by the Compensation Committee and ratified by the Board of Directors.

SERP 2.    Unlike the Deferred Compensation Plan, these are not elective deferrals, but rather the Company credits an amount to each participant’s account. Participation in the SERP 2 is considered by the Compensation Committee annually at the beginning of the fiscal year. Pursuant to the SERP 2, if the executive is employed by the Company on the last day of a fiscal year, then the Company will establish a liability to such executive equal to 10% of his or her annual base salary as of the first day of such fiscal year. This liability will accrue earnings in future years at a rate established by the administrative committee for the SERP 2. Amounts payable under the SERP 2 are not secured or held in trust, and the plan participants’ rights to enforce payment are the same as a general unsecured creditor. Amounts deferred under the SERP 2 are payable within 60 days following the retirement or termination of employment of the participant, the death or disability of the participant or a change in control of the Company. Provided however, specified employees, as defined in Code Section 409A, generally cannot be paid until six months after separation from service (or, if earlier, upon a change in control). The definition of change in control is described in “Potential Payments Upon Termination or Change in Control” on page 48. The form of distribution may be in a lump sum, or in quarterly installments over a period not to exceed five years, as elected by the participant.

The following table shows, for each named executive officer, aggregate contributions, earnings and withdrawals/distributions during fiscal 2015 and outstanding balances as of September 30, 2015 under all of our nonqualified deferred compensation plans.

Nonqualified Deferred Compensation

	Executive Contributions in Fiscal 2015		Company Contributions in Fiscal 2015		Aggregate Earnings (Loss) in Fiscal 2015		Aggregate Withdrawals/ Distributions		Aggregate Balance at September 30, 2015
Name	Deferred Cash Compensation	SERP	Deferred Cash Compensation	SERP(1)	Deferred Cash Compensation(2)	SERP(3)	Deferred Cash Compensation	SERP	Deferred Cash Compensation(4)	SERP(5)
Donald R. Horton	—	—	—	$100,000	$(161,216)	$253,327	—	—	$7,990,355	$2,793,556
David V. Auld	—	—	—	$70,000	—	$109,494	—	—	—	$1,234,222
Michael J. Murray	—	—	—	$50,000	$(217)	$32,944	—	—	$46,016	$400,286
Bill W. Wheat	—	—	—	$50,000	—	$59,023	—	—	—	$677,576

(1)	Represents the amount of unfunded, unsecured liabilities created by the Company on behalf of each participant in fiscal 2015 under the SERP 2. Such amount is also included in the “All Other Compensation” column of the “Summary Compensation Table” on page 42.

(2)	Represents the net amount of earnings (loss) on the balance of the participant’s account that is the result of the performance of a variety of independently managed funds available to and selected by each participant under the Deferred Compensation Plan. The Company does not provide a guaranteed or fixed rate of return on these funds. The rate of return on these funds depends on the participant’s investment selections and on the market performance of these funds. These amounts are not included in the “Summary Compensation Table” on page 42 because such amount was not preferential or above-market.

(3)	Represents the amount of earnings on the balance of the participant’s account at a rate determined by the SERP 2 plan administrative committee, typically 10% per annum. The portion of earnings considered above-market are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” on page 42. The above-market portion of earnings for each of the above individuals for fiscal 2015 is: Mr. Horton: $169,627; Mr. Auld: $73,317; Mr. Murray: $22,059; and Mr. Wheat: $39,522.

(4)	These balances of deferred compensation represent compensation earned in prior years and were included in the Summary Compensation Table in prior year proxy statements in the year earned, to the extent applicable.

(5)	Includes amounts of unfunded, unsecured liabilities and the related earnings accrued by the Company on behalf of each participant with respect to the current and prior fiscal years under the SERP 2.

Potential Payments Upon Termination or Change in Control

None of our named executive officers has employment or change in control agreements with us specifically providing for payments upon involuntary termination of their employment. However, certain of our benefit and incentive plans contain various provisions regarding termination of employment or change in control. Any additional severance payments would be at the discretion of the Compensation Committee and determined at the time of termination. The following is a summary of the treatment of benefits under our benefit plans for various reasons for termination, including upon a change in control.

Generally, our benefit plans define “cause” as a violation of the standards of employee conduct set forth in our employee manual and “change in control” as the occurrence of any of the following events:

(i) Our merger, consolidation or reorganization into another entity if our stockholders immediately before such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the outstanding voting securities resulting from such transaction and in substantially the same proportion as their stock ownership prior to the transaction;

(ii) We sell all or substantially all of our assets to another entity or we completely liquidate or dissolve;

(iii) A person (as defined by Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then outstanding voting securities (the threshold for amounts deposited under our SERP 2 plan on or after January 1, 2005 is 50% or 35% acquired in a single transaction or series of transactions in any 12-month period); and

(iv) During any two-year period, a majority of the members of the Board serving at the date of the most recent approval of our benefit plan by stockholders is replaced by members of the Board who are not nominated and approved by the Board.

For purposes of calculating beneficial ownership pursuant to this paragraph, no voting securities held by our Chairman, Donald R. Horton, as of the date of the adoption of the plan in question or received in any merger transaction shall be included in the calculation.

With regard to our amended and restated 2000 Incentive Bonus Plan, the definition of “change in control” differs from the generally applicable provisions described above in two ways. It includes one additional change in control event relating to board composition and it uses a different threshold for and a different exclusion from beneficial ownership for the change in control event described in paragraph (iii) above. Additionally, under the 2000 Incentive Bonus Plan, the threshold for a person’s acquisition of beneficial ownership to trigger a “change in control” event is 50%, and this definition explicitly excludes from the group of persons that may trigger this change in control the Company, Donald R. Horton, Terrill J. Horton, their respective wives, children, grandchildren, and other descendants, and any trust or other entity formed or controlled by any such individuals.

2006 Stock Incentive Plan

Our D.R. Horton 2006 Stock Incentive Plan provides for accelerated vesting of all outstanding unvested restricted stock units and options granted under the plan in the event of a change in control or in the event of a participant’s death, disability or retirement at the retirement age specified in the plan and the participant or his or her beneficiary, as applicable, will be entitled to exercise such options for a period of one year in the event of retirement or two years in the event of death or disability. In the event the participant’s employment is terminated by the Company without cause or by the participant voluntarily, the participant will be entitled to exercise any options vested as of the date of termination for a period of three months following such termination. If the participant is terminated by the Company for cause, all options will immediately terminate and the participant will forfeit all vested options.

Amended and Restated Supplemental Executive Retirement Plan No. 2 (SERP 2)

Under the SERP 2, all amounts deferred shall be paid (either in lump sum or in quarterly installments as elected by the participant) within 60 days following the date of the participant’s retirement or termination of employment, disability, death or change in control of the Company; provided, however, “specified employees,” as such term is defined in Section 409A of the Internal Revenue Code, must wait six months following termination of employment before payments accrued on or after January 1, 2005 can be made. In the event the Company terminates a participant for cause, all benefits under the SERP 2 will be forfeited and no payments will be made to the participant. In the event of a change in control, all amounts deferred shall be paid (in accordance with the participant’s election) within 60 days following the date of the change in control.

Notwithstanding the foregoing, a participant’s election as to form of payment (lump sum or installment) must have been made at least 12 months prior to distribution. If a termination event occurs and no election has been made, the distributions of pre-2005 accruals will be made on the first day of the 13th month following the date of election, and the distribution of post-2004 accruals will be made in a lump sum upon termination of employment (or six months later for specified employees).

Table – Potential Payments Upon Termination or Change in Control

The following table reflects amounts of compensation to be paid to each of the named executive officers in the event of termination of employment or change in control. Because neither the Company nor any of its plans provides for additional benefits related to a change in control termination, if such a termination is triggered, the payments would be as set forth under the applicable column under Termination of Employment.

The amounts in the table assume a termination date of September 30, 2015, the last day of our fiscal year, and, if applicable, are based on the closing price of our common stock of $29.36 on September 30, 2015. Because only Mr. Horton was at the normal retirement age (65 years old) on September 30, 2015, we only included amounts payable upon retirement for him. These amounts are estimates of payments to executives upon termination of employment or a change in control. Actual amounts can only be determined at the time of such executive’s actual separation from the Company or change in control. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age. Amounts to be provided to an executive under arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and are available to all salaried employees are not included in the following table in accordance with SEC regulations.

In addition to the amounts set forth below, each of the named executive officers would be entitled to receive, upon certain termination events or a change in control, a distribution of his or her outstanding balance of compensation earned in prior years and deferred, at the executive officer’s option, under our Deferred Compensation Plan. The balances of such accounts are set forth and explained in the “Nonqualified Deferred Compensation” table on page 48.

The table reflects compensation to be paid based on the listed events if such events occurred on September 30, 2015.

Potential Payments Upon Termination or Change in Control

		Termination of Employment
Name	Payments and Benefits	Voluntary ($)	Normal Retirement ($)(4)	Without Cause ($)	With Cause ($)	Death or Disability ($)	Change in Control ($)
Donald R. Horton	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	2016 Restricted Stock Units(1)	3,914,686	3,914,686	3,914,686	—	3,914,686	3,914,686
	2017 Restricted Stock Units(2)	1,957,343	1,957,343	1,957,343	—	1,957,343	1,957,343
	Vesting of Equity Awards:
	Stock Options	—	828,000	—	—	828,000	828,000
	Time-Vesting Restricted Stock Units(3)	—	2,759,840	—	—	2,759,840	2,759,840
	Payments of SERP 2 Contributions	2,793,556	2,793,556	2,793,556	—	2,793,556	2,793,556

	Total	8,665,585	12,253,425	8,665,585	—	12,253,425	12,253,425

David V. Auld	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	2017 Restricted Stock Units(2)	587,200	—	587,200	—	587,200	587,200
	Vesting of Equity Awards:
	Stock Options	—	—	—	—	2,440,320	2,440,320
	Time-Vesting Restricted Stock Units(3)	—	—	—	—	1,103,936	1,103,936
	Payments of SERP 2 Contributions	1,234,222	—	1,234,222	—	1,234,222	1,234,222

	Total	1,821,422	—	1,821,422	—	5,365,678	5,365,678

Michael J. Murray	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	2017 Restricted Stock Units(2)	293,600	—	293,600	—	293,600	293,600
	Vesting of Equity Awards:
	Stock Options	—	—	—	—	1,781,600	1,781,600
	Time-Vesting Restricted Stock Units(3)	—	—	—	—	965,944	965,944
	Payments of SERP 2 Contributions	400,286	—	400,286	—	400,286	400,286

	Total	693,886	—	693,886	—	3,441,430	3,441,430

Bill W. Wheat	Severance Pay:
	Cash	—	—	—	—	—	—
	Equity	—	—	—	—	—	—
	Vesting of Equity Awards:
	Stock Options	—	—	—	—	2,440,320	2,440,320
	Time-Vesting Restricted Stock Units(3)	—	—	—	—	1,846,744	1,846,744
	Payments of SERP 2 Contributions	677,576	—	677,576	—	677,576	677,576

	Total	677,576	—	677,576	—	4,964,640	4,964,640

(1)	Under the 2006 Stock Incentive Plan, Mr. Horton was awarded a target number of 200,000 2016 Performance RSUs for the performance period of October 1, 2013 through September 30, 2016. Pro-rata vesting may occur based on the number of months served from October 1, 2013 in the event of voluntary termination, normal retirement or without cause termination after completion of the performance period. With respect to death or disability, the 2016 Performance RSUs vest pro-rata based on time passed. Upon a change in control, the Committee may accelerate vesting of part or all of the 2016 Performance RSUs. With respect to an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control, the 2016 Performance RSUs are valued at $29.36 per unit, the closing price of our stock on September 30, 2015. The value in the table reflects pro-rata vesting (two of three years completed) based on time passed as if an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control had occurred on September 30, 2015.

(2)	Under the 2006 Stock Incentive Plan, Mr. Horton, Mr. Auld and Mr. Murray were awarded a target number of 200,000, 60,000 and 30,000 2017 Performance RSUs, respectively, for the performance period of October 1, 2014 through September 30, 2017. Pro-rata vesting may occur based on the number of months served from October 1, 2014 in the event of voluntary termination, normal retirement or without cause termination after completion of the performance period. With respect to death or disability, the 2017 Performance RSUs vest pro-rata based on time passed. Upon a change in control, the Committee may accelerate vesting of part or all of the 2017 Performance RSUs. With respect to an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control, the 2017 Performance RSUs are valued at $29.36 per unit, the closing price of our stock on September 30, 2015. The value in the table reflects pro-rata vesting (one of three years completed) based on time passed as if an event of voluntary termination, normal retirement, without cause termination, death, disability or a change in control had occurred on September 30, 2015. The 2017 Performance RSUs are discussed in more detail under the heading “2015 Fiscal Year – Award of 2017 Performance Restricted Stock Units – Potential Vesting at September 30, 2017” on page 33.

(3)	Under the 2006 Stock Incentive Plan, in November 2014 Mr. Wheat was awarded 30,000 time-vesting RSUs and in March 2015 Mr. Horton, Mr. Auld, Mr. Murray and Mr. Wheat were awarded 94,000, 37,600, 32,900 and 32,900 time-vesting RSUs, respectively. The time-vesting RSUs are valued at $29.36 per unit, the closing price of our stock on September 30, 2015. The value in the table reflects accelerated vesting if an event of normal retirement, death or disability, or change in control had occurred on September 30, 2015. Additional information on the time-vesting RSUs is set forth in footnote 3 to the “Grants of Plan-Based Awards” table on page 44.

(4)	Because only one of our named executive officers has reached the normal retirement age (65 years old) under our applicable plans on September 30, 2015, we only included amounts under the “Normal Retirement” column for that one officer.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We have a written Corporate Code of Business Conduct and Ethics. It requires that all directors and employees are expected to avoid relationships that present a potential or actual conflict between his or her personal interest and the interest of the Company. We generally review related-party transactions regarding our directors and executive officers in a similar manner as we review relationships that may give rise to a conflict of interest, provided there may be certain related-party transactions that may be approved, ratified, or in compliance with Company programs we make available to our directors, officers and employees. Generally, a “conflict of interest” exists whenever an individual’s personal or private interests interfere or conflict in any way with the interests of the Company. A conflict situation can arise when a director or employee takes action or has personal interests that may make it difficult to perform Company work or make Company decisions objectively or effectively. Conflicts of interest may also arise when a director or employee, or member of his or her immediate family receives improper personal benefits as a result of his or her position with the Company, whether received from the Company or a third party.

To avoid conflicts of interest, or improper related-party transactions, each director or executive officer must disclose to the Company’s Chief Legal Officer or Corporate Compliance Officer any transaction or relationship that reasonably could be expected to give rise to a conflict of interest or related-party transaction. The Chief Legal Officer or Corporate Compliance Officer then reviews the transaction, and if necessary, reports the transaction to a committee of the Board of Directors composed of independent directors. If it is determined that ratification or approval is necessary, such independent committee would be required to ratify or approve the relationship or transaction. Related-party transactions that comply with Company programs and that do not present an improper conflict of interest do not require independent committee approval or ratification provided the transaction is reviewed by our Chief Legal Officer or Corporate Compliance Officer for compliance. If it is determined that the related-party transaction is in compliance with the applicable Company program and does not present an improper conflict of interest, the transaction is authorized.

In September 2015, Michael W. Hewatt, a director, purchased one of the Company’s inventory homes for $690,000. In connection with Mr. Hewatt’s home purchase, the Company purchased a homebuilding lot from Mr. Hewatt for $180,000. This transaction was reviewed by the Corporate Compliance Officer and determined to be in compliance with the Company’s program that allows directors, officers and employees to purchase inventory homes from the Company in accordance with the policy discussed above.

In September 2015, the Company sold its interest in approximately 291,000 acres of ranch land in New Mexico to Donald R. Horton, our Chairman, for $56.0 million in cash. The Company recognized a gain of $2.3 million related to the sale. The 291,000 acres of ranch land consisted of 177,000 acres of owned ranch land and related assets, and livestock grazing rights under long-term leases on approximately 114,000 acres of ranch land. This transaction was reviewed by our Corporate Compliance Officer and presented to a committee of independent directors for their review and approval. After review and discussion, the independent committee of directors approved this transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During our fiscal year ended September 30, 2015, D.R. Horton’s Compensation Committee was composed of Barbara K. Allen, Brad S. Anderson, Michael R. Buchanan and Michael W. Hewatt, with Mr. Anderson serving as its Chairman. None of the members of the Compensation Committee has served the Company in any capacity other than as a member of our board or a member of a committee thereof. See “Certain Relationships and Related Person Transactions” above for information regarding a transaction involving Mr. Hewatt.

PROPOSAL TWO

ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

Our stockholders are being asked to approve a non-binding advisory resolution on the compensation of our named executive officers, as disclosed in this Proxy Statement. Although this “say-on-pay” resolution is non-binding, our Board of Directors and Compensation Committee welcome your opinion and will consider the result of the vote when making future compensation decisions.

At our Annual Meeting of Stockholders held on January 22, 2015, our stockholders voted in favor of a resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in our Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders. Approximately 84.95% voted in favor of the advisory resolution on executive compensation.

At our Annual Meeting of Stockholders held on January 26, 2012, our stockholders elected to have an advisory vote on executive compensation every year. At our Annual Meeting of Stockholders to be held in January 2018, we intend to include a proposal to give our stockholders the option on whether to have an advisory vote on executive compensation every year, every second year or every third year.

We encourage you to read the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables, notes and narrative, appearing on pages 42 through 52, which provide detailed information on the compensation of our named executive officers.

We believe that our current executive compensation program achieves an appropriate mix of short-term and long-term compensation incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our named executive officers with those of stockholders.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2016 Annual Meeting:

RESOLVED, that the stockholders of D.R. Horton, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2016 Annual Meeting of Stockholders.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR”

Approval of the Advisory Resolution on Executive Compensation.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP, D.R. Horton’s independent auditor for the fiscal year ended September 30, 2015, has been engaged by the Audit Committee to continue to serve through our fiscal year ending September 30, 2016. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2016 Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Audit Fees and All Other Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2014 and 2015.

	Fiscal Year Ended September 30,
Fees	2014(3)	2015
Audit fees	$1,768,000	$1,682,000
Audit-related fees(1)	62,900	40,900
Tax fees	—	—
All other fees	—	—

Total(2)	$1,830,900	$1,722,900

(1)	Related primarily to audits of employee benefit plans and audit-related tax services.

(2)	Of the fees listed above, all of which were approved by the Audit Committee, none were approved based on waiver of pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

(3)	The amounts shown for fiscal 2014 have been revised to reflect additional fees paid for audit and audit-related services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent auditor.

In connection with the engagement of the independent auditor for fiscal 2016, the Audit Committee pre-approved the services listed below by category of service, including the pre-approval of fee limits. The Audit Committee’s pre-approval process by category of service also includes a review of specific services to be performed and fees expected to be incurred within each category of service. The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. During fiscal 2016, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires separate pre-approval before engaging the independent auditor.

The services pre-approved by the Audit Committee, which may be performed by the independent auditor during our fiscal 2016, include the following:

Audit Services include audit work performed in the preparation of financial statements (including quarterly reviews), as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

Audit-Related Services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

Tax Services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice. The Audit Committee has not yet pre-approved any fee limits or specific Tax Services for fiscal 2016.

All Other Fees are those associated with permitted services not included in the other categories. The Company generally does not request such services from the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not otherwise delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Audit Committee Report

The Audit Committee has reviewed and discussed with management D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2015. Further, the Audit Committee has discussed with D.R. Horton’s independent auditor the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, including D.R. Horton’s audited consolidated financial statements for the fiscal year ended September 30, 2015, the auditor’s responsibility under generally accepted auditing standards, significant accounting policies, management’s judgments and accounting estimates, any audit adjustments, other information in documents containing audited financial statements and other matters. Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed the auditor’s independence with the auditor.

Based on its review and discussion described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2015 be included in D.R. Horton’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015. Further, the Audit Committee approved the engagement of PricewaterhouseCoopers LLP as D.R. Horton’s independent auditor for the fiscal year ending September 30, 2016.

AUDIT COMMITTEE:

Michael W. Hewatt, Committee Chairman

Barbara K. Allen

Brad S. Anderson

Michael R. Buchanan

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending September 30, 2016. During fiscal 2015, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain other audit-related services, as further discussed above under the heading “Audit Fees and All Other Fees” on page 55. A representative of PricewaterhouseCoopers LLP is expected to attend the 2016 Annual Meeting, be available to respond to appropriate questions and, if he or she desires, make a statement.

Although we are not required to do so, we are seeking stockholder ratification of PricewaterhouseCoopers LLP’s appointment as our independent registered public accounting firm. If PricewaterhouseCoopers LLP’s appointment is not ratified, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Vote Required

Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2016 requires the affirmative vote of the majority of shares of common stock present or represented, and entitled to vote thereon, at the 2016 Annual Meeting.

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” the Ratification of the

Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for our

Fiscal Year Ending September 30, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires D.R. Horton’s directors, certain of its officers, and persons who own more than 10% of a registered class of D.R. Horton’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and greater than 10% stockholders are required by SEC regulations to furnish D.R. Horton with copies of all forms they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it and on written representations from certain reporting persons that no Form 5 reports were required for those persons, D.R. Horton believes that all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the year ended September 30, 2015 on a timely basis.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Any stockholder who intends to present a proposal for action at D.R. Horton’s 2017 Annual Meeting of Stockholders and to have D.R. Horton include such proposal in its proxy soliciting materials pursuant to Rule 14a-8 under the Exchange Act must deliver a copy of the proposal to D.R. Horton not later than August 12, 2016.

In addition, apart from the Rule 14a-8 process as described below, the Bylaws of D.R. Horton provide that any stockholder intending to propose any business at our 2017 Annual Meeting must submit written notice of that proposal in a timely manner to Corporate Counsel of D.R. Horton for such proposal to be acted upon at the meeting of stockholders. To be timely, a stockholder’s notice for our 2017 Annual Meeting must be delivered to, or mailed and received at, the principal executive offices of D.R. Horton not later than the close of business on October 23, 2016 and not earlier than the close of business on September 23, 2016. In the event that the date of the 2017 Annual Meeting is changed by more than 30 calendar days from the anniversary date of the 2017 Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such meeting and not later than the close of business on the later of the 90th calendar day prior to such meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is made. In no event shall public disclosure of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The notice must include the information specified in our Bylaws, including information concerning the nominee or the proposal, and the stockholder and the beneficial owner, as the case may be. We will not entertain any such proposals at the annual meeting that do not meet the requirements set forth in our Bylaws. The Bylaws provide that the foregoing notice requirements do not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Company of his or her intention to present a proposal at the 2017 Annual Meeting pursuant to and in compliance with Rule 14a-8, or any other rule promulgated under Section 14 of the Exchange Act and such proposal is included in the Company’s proxy statement for such annual meeting.

REQUESTING DOCUMENTS FROM THE COMPANY

On our website, at www.drhorton.com, under the Investor Relations and Corporate Governance links, you will find the following: (i) Corporate Governance Principles, (ii) Audit Committee Charter, (iii) Compensation Committee Charter, (iv) Nominating and Governance Committee Charter, (v) Code of Ethical Conduct for the CEO, CFO, and Senior Financial Officers, (vi) Complaint Procedures for Accounting, Internal Control, Auditing and Financial Matters and Complaint Procedures for Employee Matters, and (vii) Corporate Code of Business Conduct and Ethics for Employees and Directors. You may obtain a copy of any of these documents at no charge through our website or by contacting us for a printed set. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, including the financial statements and the financial statement schedules included therein, is available without charge. The exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. You may contact us for these purposes at: Attention: Thomas B. Montano, Vice President, Corporate and Securities Counsel, D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, TX 76102, (817) 390-8200 or e-mail: tbmontano@drhorton.com.

OTHER MATTERS

Management knows of no other matters to be voted upon at the 2016 Annual Meeting. If any other matter is properly brought before the 2016 Annual Meeting, it is the intention of the persons named as proxies in the form of proxy to vote in their discretion upon such matters in accordance with their judgment. The persons named as proxies are Donald R. Horton, Chairman, and David V. Auld, President and Chief Executive Officer.

You are urged to sign, date and return the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed from within the United States. If you subsequently decide to attend the 2016 Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

THOMAS B. MONTANO
Vice President and Assistant Secretary

Fort Worth, Texas

December 10, 2015

301 Commerce Street

Suite 500

Fort Worth, Texas 76102

(817) 390-8200

www.drhorton.com

AMERICAN STOCK TRANSFER & TRUST COMPANY 6201 15TH AVENUE BROOKLYN, NY 11219	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M97875-P70496	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

D.R. HORTON, INC.
Vote on Directors
The Board of Directors recommends a vote FOR each Nominee for Director.
1.	Proposal One: Election of directors.
	Nominees:	For	Against	Abstain	Vote on Other Proposals
	1a. Donald R. Horton	☐	☐	☐	The Board of Directors recommends a vote FOR Proposal Two and Proposal Three as proposed below.		For	Against	Abstain
	1b. Barbara K. Allen	☐	☐	☐	2.	Proposal Two: Advisory vote to approve executive compensation.	☐	☐	☐
	1c. Brad S. Anderson	☐	☐	☐	3.	Proposal Three: Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.	☐	☐	☐
	1d. Michael R. Buchanan	☐	☐	☐
	1e. Michael W. Hewatt	☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Note:       Please sign exactly as name(s) appear(s) herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be held January 21, 2016:

The Notice, Proxy Statement, Telephone/Internet insert (Company supplied) and Annual Report on Form 10-K are available at www.proxyvote.com.

M97876-P70496

D.R. HORTON, INC.
2016 ANNUAL MEETING OF STOCKHOLDERS D.R. Horton Tower, 301 Commerce Street, Suite 500, Fort Worth, Texas 76102 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby nominates, constitutes and appoints Donald R. Horton and David V. Auld, and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all shares of Common Stock of D.R. Horton, Inc. (the “Company”) held of record by the undersigned at the close of business on November 30, 2015, at the 2016 Annual Meeting of Stockholders to be held on January 21, 2016 at 10:00 am central time, or any adjournment thereof.

The Board of Directors recommends a vote FOR Proposals One, Two and Three. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as recommended by the Board of Directors in this paragraph. In addition, if any other matter should be properly brought before the meeting, the persons named as proxies will vote on such matters in accordance with their best judgment.

The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof and hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting. The undersigned acknowledges receipt of the notice of said annual meeting and the proxy statement accompanying said notice.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.